UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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CONNECTICUT WATER SERVICE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413
March 27, 2015
Dear Shareholder:
You are cordially invited to the Annual Meeting of Shareholders of Connecticut Water Service, Inc., scheduled to be held on Thursday, May 7, 2015, at the Madison Beach Hotel, 94 W. Wharf Road, Madison, Connecticut, beginning at 2:00 P.M.
At the meeting, you will be asked to: (1) elect four directors; (2) provide the Board with your advisory vote on the Company's executive compensation program; and (3) ratify the appointment of our independent auditors.
The Board of Directors unanimously recommends that you vote FOR the election of the Board's nominees for election as Directors; FOR the advisory vote on the Company's executive compensation program; and FOR the ratification of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm.
In addition to the specific matters to be voted on, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest to shareholders. Important information is contained in the accompanying proxy statement, which you are urged to carefully read.
It is important that your shares are represented and voted at the meeting, regardless of the number of shares you own or whether you plan to attend. Accordingly, please vote by mail, telephone, or Internet. It is also very helpful to us if you would call and let us know if you plan to attend the Annual Meeting. Please call 860-664-6015, and provide your name, address, and telephone number. Directions to the Annual Meeting are printed on the back of the proxy statement and are available on the Company’s website. Your Board and executive officers look forward to personally meeting you.
Also, I am pleased to report that again this year we will be utilizing U.S. Securities and Exchange Commission rules that permit us to furnish our proxy materials to certain shareholders over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials was mailed to some of our shareholders on or about March 27, 2015. These shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request that a printed set of the proxy materials be sent to them free of charge, by following the instructions in the Notice. For shareholders that opt out of Notice of Internet Availability, we will mail a full set of printed copies of our proxy materials, as we have done in prior years.
We believe that using Internet delivery for some shareholders will expedite the delivery of proxy materials, reduce printing and postage costs, and conserve natural resources.
Your interest and participation in the affairs of the Company are appreciated.
Sincerely,
ERIC W. THORNBURG
Chairman, President and Chief Executive Officer

CONNECTICUT WATER SERVICE, INC.
Notice of Annual Meeting of
Shareholders and Proxy Statement
May 7, 2015
The Annual Meeting of Shareholders of Connecticut Water Service, Inc. will be held on Thursday, May 7, 2015, at the Madison Beach Hotel, 94 W. Wharf Road, Madison, Connecticut 06443, beginning at 2:00 PM for the following purposes:

1. To elect three (3) Class III directors to serve for terms expiring in 2018 and one (1) Class II director to serve for a term expiring in 2017;

2. To approve a non-binding advisory resolution regarding the approval of the compensation of our named executive officers;

3. To ratify the appointment by the Audit Committee of Baker Tilly Virchow Krause, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4. To transact such other business as may properly come before the meeting.

Only holders of the Company’s Common Stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 10, 2015 are entitled to vote at this meeting.
Shareholders are cordially invited to attend the meeting in person.
By order of the Board of Directors,
KRISTEN A. JOHNSON
Vice President, Human Resources and Corporate Secretary
Shareholders can help avoid the necessity and expense of follow-up letters to ensure that a quorum is present at the Annual Meeting by promptly voting their shares.
YOU CAN VOTE IN ONE OF FOUR WAYS:

:	Visit the website listed on your proxy card to vote VIA THE INTERNET

)	Call the telephone number on your proxy card to vote BY TELEPHONE

*	Sign, date and return your proxy card in the enclosed envelope to vote BY MAIL

Ä	Attend the meeting to vote IN PERSON

Shareholders are invited to visit the Corporate Governance section of our website at http://www.ctwater.com and the following website until 11:59 P.M. on May 6, 2015: www.proxyvote.com. Please note, if you choose to vote at www.proxyvote.com, you will need the 12 digit control number from the proxy card to view the proxy materials.

Table of Contents

General Information and Voting of Shares	1
Frequently Asked Questions	1
PROPOSAL (1) — THE ELECTION OF FOUR NOMINEES FOR THE BOARD	4
Class III — Nominees for Election at the Meeting Whose Terms Expire in 2018	7
Class II — Nominee for Election at the Meeting Whose Terms Expire in 2017	8
Class I — Directors Continuing in Office Whose Terms Expires in 2016	9
Class II — Directors Continuing in Office Whose Terms Expire in 2017	10
CORPORATE GOVERNANCE	11
Board Leadership Structure	11
Board Role in Risk Oversight	12
Board Independence	12
Board Committees and Responsibilities	13
Board Committee Membership and Functions	13
The Board Nomination Process	14
The 2014 Nomination Process	15
Shareholder Recommendations	15
Mandatory Retirement	15
Stock Ownership	15
Stock Ownership Guidelines	16
Stock Retention Guidelines	16
Communications with Directors	17
Certain Relationships and Related Person Transactions	17
Practices and Policies for Review and Approval of Related Person Transactions	17
Code of Conduct Policies	17
Director Compensation	18
Compensation Committee Interlocks and Insider Participation	19
Security Ownership of Certain Beneficial Owners and Management	19
Section 16(a) Beneficial Ownership Reporting Compliance	20
Other Security Holders	21
EXECUTIVE COMPENSATION	21
Equity Compensation Plan Information	21
COMPENSATION COMMITTEE REPORT	22
COMPENSATION DISCUSSION AND ANALYSIS	23
Compensation Clawback Policy	42
Anti-Hedging Policy	42
Risk Assessment	42
Non-Officer Incentive Compensation Plan	43
ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	44
2014 Summary Compensation Table	44
Grants of Plan-Based Awards for 2014	46
Outstanding Equity Awards at Fiscal Year-End 2014	46
Material Features of Equity Based Awards	47
2014 Option Exercises and Stock Vested	47
Change-in-Control and Termination Agreements	47
Post-Termination Payments and Benefits	49
Pension Benefits Table for 2014	53
Retirement Plans	53

Non-qualified Deferred Compensation Table for 2014	54
PROPOSAL (2) — THE NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	55
Material Changes to Executive Compensation	55
AUDIT COMMITTEE REPORT	57
PROPOSAL (3) — THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF BAKER TILLY VIRCHOW KRAUSE, LLP	58
Changes Relating to Independent Registered Public Accounting Firm	58
Principal Accounting Fees and Services	59
Audit Fees	59
Audit Related Fees	59
All Other Fees	59
Other Matters	60
Householding of Annual Meeting Materials	60
REQUIREMENTS AND DEADLINES FOR PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS	60
Directions to the Madison Beach Hotel	61

Connecticut Water Service, Inc.
Proxy Statement
2015 Annual Meeting of Shareholders
General Information and Voting of Shares
This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board”) of Connecticut Water Service, Inc. (the “Company”, "we", "us", "our") for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Madison Beach Hotel, 94 W. Wharf Road, Madison, Connecticut, at 2:00 P.M., on May 7, 2015. In that regard, this Proxy Statement, the Company’s 2014 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K are being made available via the Internet or mailed to our record and beneficial shareholders on or about March 27, 2015. In addition to this solicitation by mail, officers and regular employees of the Company may make solicitations by telephone, mail, or personal interviews and arrangements may be made with banks, brokerage firms, and others to forward proxy material to their principals. The Company has retained Morrow & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $7,000 plus expenses, which will be paid by the Company.
Under rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we have chosen to furnish our proxy materials, including this Proxy Statement and the Annual Report to Shareholders, to some of our shareholders over the Internet and to provide a Notice of Internet Availability of Proxy Materials ("NOIA") by mail, rather then mailing a full set of the printed proxy materials. For other shareholders, we have elected to mail a full set of printed copies of our proxy materials, as we have done in prior years.
If you receive a NOIA, you will not receive a printed copy of our proxy materials unless you request them by following the instructions provided in the NOIA. Instead, the NOIA explains how you may access and review all of the important information contained in the proxy materials. The NOIA also explains how you may submit your proxy via telephone or the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions detailed in the NOIA.
We are mailing either our NOIA or a full set of our printed proxy materials to our record and beneficial shareholders on or about March 27, 2015. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials at www.proxyvote.com, which is the website referred to in the NOIA. These proxy materials will be available free of charge.
Frequently Asked Questions
What is the purpose of the Annual Meeting of Shareholders?
Shareholders are asked to consider and vote upon:

1. To elect three (3) Class III directors to serve terms expiring in 2018 and one (1) Class II director to serve a term expiring in 2017;
2. To approve a non-binding advisory resolution regarding the approval of the compensation of our named executive officers;
3. To ratify the appointment by the Audit Committee of Baker Tilly Virchow Krause, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
4. To transact such other business as may properly come before the meeting.
How is a quorum determined for the Annual Meeting?
Under Connecticut law, holders of our Common Stock and Cumulative Preferred Stock — Series A may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. With respect to each of Proposals No. 1, 2 & 3 a majority of the votes entitled to be cast on each matter by holders of our Common Stock and Cumulative Preferred Stock — Series A will constitute a quorum for action on that matter. For this purpose, only shares of our Common Stock and Cumulative Preferred Stock — Series A held by those persons present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the Company as provided herein will be considered to be represented at the Annual Meeting. All shares of our Common Stock and Cumulative Preferred Stock — Series A represented at the Annual Meeting will be counted for quorum purposes without regard to abstentions or broker non-votes as to any particular item.

Who is entitled to vote?
Holders of the Company’s Common Stock and its Cumulative Preferred Stock — Series A of record at the close of business on March 10, 2015 are entitled to notice of and to vote at the Annual Meeting. On March 1, 2015, the Company had outstanding 10,923,298 shares of Common Stock (not including 229,329 Common Stock equivalent shares awarded under the Company's 2004 and 2014 Performance Stock Programs) entitled to vote, 15,000 shares of Cumulative Preferred Stock — Series A, $20 par value, and 29,499 shares of $.90 Cumulative Preferred Stock, $16 par value. Each share of Common Stock is entitled to three votes and each share of Cumulative Preferred Stock — Series A is entitled to one vote on all matters coming before the Annual Meeting. The holders of shares of $.90 Cumulative Preferred Stock, $16 par value, have no general voting rights.
What is the difference between holding shares as a shareholder of record and in “street name”?
About four-fifths of the Company's shareholders hold their shares in “street name.” “Street name” refers to the predominant form of public company share ownership in the United States, whereby investors indirectly own, through banks, brokers and other intermediaries, the companies’ publicly-traded shares. Under Connecticut law, only the legal owners of stock on the record date are entitled to vote shares or grant proxies in connection with a shareholder meeting. Some of the key differences between these forms of ownership are described below.
Shareholder of record — If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, you are considered the shareholder of record, and these proxy materials, or a NOIA, are being sent directly to you by an agent on behalf of the Company. You have the right to grant your voting proxy to the Company or to vote in person at the Annual Meeting. You may vote by any of the methods described below.
Owning shares in “street name” — If your shares are held in a securities brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials, or a NOIA, are being forwarded to you by your broker or nominee who is considered to be the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares and are invited to attend the Annual Meeting. Your broker or nominee has enclosed a voting instruction card, or their own form of NOIA, for you to use in directing your broker or nominee on how to vote your shares.
How do I vote?
Shareholders of record and most shareholders holding shares in “street name” can vote in any of the following ways:
(1) You can vote through the Internet: Available to shareholders of record and through most brokers or nominees by going to the website listed on your NOIA, proxy card or voting instruction card. You will need to follow the instructions on your NOIA, proxy card, voting instruction card or voting information card and the website.
(2) You can vote by telephone: Available to shareholders of record and through most brokers or nominees by calling the toll-free number on your NOIA, proxy card, or voting instruction card. You will need to follow the instructions on your NOIA, proxy card, or proxy instruction card and follow the voice prompts.
(3) You can vote by mail: Available to shareholders of record and through brokers or nominees who received printed copies of proxy materials by signing, dating and returning your printed proxy card or voting instruction card in the enclosed postage-paid envelope provided. Shareholders receiving a NOIA can receive a printed proxy card by requesting a full printed set of proxy materials following instructions on the notice.
(4) You can vote in person at the Annual Meeting: Shareholders of record may deliver their completed proxy card in person at the Annual Meeting of Shareholders or by completing a ballot available upon request at the meeting. Shareholders owning shares in “street name” must obtain a “legal proxy” from the holder of record in order to vote in person at the meeting.

If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote by telephone or the Internet, you do not need to return your proxy card.
Can I change my vote?
Yes. You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a later-dated proxy, submitting a later vote by telephone or the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously-granted proxy to be revoked, unless you specifically request it. You may change your proxy instructions for shares in “street name” by submitting new voting instructions to your broker or nominee.

How is my vote counted?
If you vote on a director nominee or on one or more of the other proposals described herein by selecting one of the options available on the proxy card or via Internet or telephone voting methods, the proxy will be voted as you have specified. However, if you do not specify your intentions on a director nominee or on one of the other proposals described herein then your vote will be counted FOR election of that director nominee or FOR the other proposals described herein.
What is a broker non-vote?
If your shares are held in “street name,” you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of establishing a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).
If you are a beneficial owner whose shares are held on the record date by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares only on the ratification of the appointment of Baker Tilly Virchow Krause, LLP even if the broker does not receive voting instructions from you. Important Information: An important change became effective in 2011 regarding broker non-votes and votes on executive compensation and certain other matters due to Dodd-Frank legislation. These rules do not permit brokers to vote on the advisory votes for executive compensation and other non-routine proposals if the broker has not received instructions from its customer, the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares on these very important proposals:
•The election of three (3) Class III directors to serve terms expiring in 2018 and one (1) Class II director to serve a term expiring in 2017; and
•The non-binding advisory resolution regarding approval of the compensation of our named executive officers.

We recommend that you contact your broker to assure that your shares will be properly voted.
Regardless of how you choose to vote, your interest in the affairs of Connecticut Water Service, Inc. is important and we encourage you to vote promptly on each of these very important proposals.
How will abstentions and broker non-votes be counted?
All shares of Common Stock and Cumulative Preferred Stock — Series A represented at the Annual Meeting will be counted for quorum purposes without regard to broker non-votes and abstentions. Broker non-votes and proxies marked to abstain or withhold from voting with respect to any proposal to be voted upon at the Annual Meeting generally are not considered for purposes of determining the tally of votes cast for or against such proposal and, therefore, will not affect the outcome of the voting with regard to any proposal presented at the Annual Meeting.
What vote is needed to elect the four nominated directors in 2015?
Under Connecticut law, the election of directors requires a plurality of the votes cast by the holders of shares present in person or by proxy and voting at the Annual Meeting. Proxies may be voted only for the number of the nominees named by the Board of Directors.
What vote is needed to approve the non-binding advisory resolution regarding the compensation of our named executive officers?
Under Connecticut law, the approval of the non-binding advisory resolution regarding the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast against the proposal.

What vote is needed to ratify the Audit Committee’s appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accountants for 2015?
Under Connecticut law, the ratification of the appointment by the Audit Committee of Baker Tilly Virchow Krause, LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

What are the voting recommendations of the Board?
For the reasons set forth below and in more detail later in this proxy statement, THE BOARD RECOMMENDS THAT YOU VOTE YOUR SHARES AS FOLLOWS:

1.	FOR the election of three (3) Class III directors to serve terms expiring in 2018 and one (1) Class II director to serve a term expiring in 2017;

2.	FOR the non-binding advisory resolution regarding approval of the compensation of our named executive officers; and

3.
FOR the ratification of the appointment by the Audit Committee of Baker Tilly Virchow Krause, LLP, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.

The Board does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in these proposals and the Notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.
Who counts the votes?
Representatives of Broadridge Financial Solutions, Inc. will tally the votes and certify the results.
When and how will the voting results be published?
We will announce the preliminary voting results at the Annual Meeting of Shareholders and in a press release, and will file a Current Report on Form 8-K containing the final voting results with the SEC within four business days of the Annual Meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

PROPOSAL (1) — THE ELECTION OF THREE (3) CLASS III DIRECTORS TO SERVE TERMS EXPIRING IN 2018 AND ONE (1) CLASS II DIRECTOR TO SERVE A TERM EXPIRING IN 2017

Currently, the Company’s Amended and Restated Certificate of Incorporation provides for a Board of no less than nine or no more than fifteen directors, the exact number of directorships to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. The directors are divided into three classes, I, II and III, as nearly equal in number as practicable, with members to hold office until their successors are elected and qualified. Each class is to be elected for a three-year term at successive annual meetings. During the majority of 2014, the Board consisted of eight persons due to the retirement of director Mark Kachur following the Annual Meeting in 2014.

Connecticut Water Service, Inc.'s regulated water utility companies, The Connecticut Water Company and The Maine Water Company are committed to delivering life sustaining, high quality water service to families and communities while providing a fair return to the Company's shareholders. The Company's directors are committed to this critical mission and work diligently to identify and recruit high quality individuals to represent our shareholders. A cornerstone in selecting effective directors is setting relevant qualifications for the current and future needs of the Board and Company.

Director Qualifications
Directors are responsible for overseeing the Company's business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Board that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole, but not necessarily by each director. Generally, the Corporate Governance Committee reviews both the short- and long-term strategies of the Company to determine what current and future skills and experience are required of the Board in exercising its oversight function.

Qualifications for All Directors
In its assessment of each potential candidate, the Corporate Governance Committee considers the potential nominee's judgment, integrity, experience, independence, understanding of the Company's business or other related industries and such other factors the Corporate Governance Committee determines are relevant in light of the current needs of the Board. The Corporate Governance Committee also takes into account the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities to the Company. The Board and the Corporate Governance Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate critical thinking, familiarity with and respect for corporate governance requirements and practices, clear business ethics, an appreciation for diversity and a commitment to sustainability. In addition, the Board conducts interviews of potential director candidates to assess intangible qualities, including the individual's ability to ask critical, perceptive questions and simultaneously, to work collegially. The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

The Board has fixed the number of directorships for the ensuing year at nine. The Corporate Governance Committee recommended, and the Board selected, four nominees for election: Ms. Lisa J. Thibdaue, Ms. Carol P. Wallace and Mr. Bradford A. Hunter, as Class III director nominees. Mr. Bradford A. Hunter has been nominated by the Corporate Governance Committee and the Board to succeed director Judith E. Wallingford, President of Maine Water Company, when her term expires at the Annual Meeting of Shareholders in 2015. The Corporate Governance Committee and the Board had nominated an independent candidate to succeed Ms. Wallingford's Class III directorship because of their commitment to the best practice of maintaining a board membership of largely independent directors. The Board thanks Ms. Wallingford for her service to the shareholders and the Company during her term. The Corporate Governance Committee further recommended Ms. Ellen Wolf as a Class II nominee to replace retired director Mark Kachur. Proxies cannot be voted for a greater number of persons than the number of nominees named. If elected, each Class III director nominee will serve a three-year term of office that will expire at the Annual Meeting of Shareholders in 2018 and the Class II director nominee will serve a two-year term of office that will expire at the Annual Meeting of Shareholder in 2017. Mmes. Thibdaue, Wallace, Wolf and Mr. Hunter have consented to being named in this proxy statement and will serve as directors, if elected. Of the remaining directors, the Class I term for directors Hunt, Reeds and Thornburg will expire in 2016. The term for Class II directors Hanley and Forde will expire in 2017, along with director nominee Wolf, if she is elected.

The following table summarizes the key qualifications, skills and attributes that each of the Board and Corporate Governance Committee looks for in its current directors and director nominees collectively to serve the needs of the Company and shareholders.

Director Name	E. W. Thornburg	A. C. Reeds	H. Hunt	C. P. Wallace	L. J. Thibdaue	M. Hanley	R. H. Forde	B. A. Hunter	E. C. Wolf
Years on Board	9	16	9	12	15	16	1	Nominee	Nominee
Executive Leadership	X	X		X			X	X	X
Finance/Capital Management	X	X		X	X		X	X	X
Financial Expertise/Literacy	X	X		X	X	X	X	X	X
Investments		X					X	X	X
Utility Industry/Regulatory	X		X		X				X
Strategic Planning	X	X	X	X	X	X	X	X	X
Corporate Governance	X	X	X	X		X		X	X
Government Relations	X		X	X	X	X
Executive Compensation	X			X			X		X
Public Affairs & Communications	X		X		X	X			X
Legal			X			X
Risk Management	X	X	X	X	X	X	X	X	X

DIVERSITY
Gender	Geographical Location	Age Range	Other Diversity Factors
Female: # 5 Male: # 4	Connecticut # 5	45 - 55 # 1	Representation from the State of Maine
	Florida # 1	55 - 65 #7
	Maine # 1	65+ #1
Michigan # 1
New Jersey #1

Unless otherwise directed, it is intended that the enclosed proxy will be voted for the election of Director Nominees Thibdaue, Wallace, Hunter and Wolf. If any nominee is unable or declines to serve, the persons named in the proxy may vote for some other person(s). The biographies of each of the nominees and continuing directors in the following chart contains information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the specific experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company in 2015.

Class III — Director nominees for election at the Annual Meeting to serve terms expiring in 2018
(age at 2015 Annual Meeting)

Lisa J. Thibdaue, age 62, has been a director since 2000. She was named the Vice President, Rates, Regulatory Affairs and Compliance at Northeast Utilities in January 1998 and has served as Vice President, Regulatory and Governmental Affairs at Northeast Utilities from 2005 until her retirement on February 1, 2013. From 1996 to 1997, she was Executive Director, Rates and Regulatory Affairs at Consumers Energy, a natural gas and electric utility located in Michigan. Ms. Thibdaue served on various American Gas Association and Edison Electric Institute Committees. She is also the past Chairman of the Advisory Board of Michigan State University Institute of Public Utilities. Ms. Thibdaue's more than 18 years’ experience in rates and regulatory matters, including direct involvement with Connecticut Office of Consumer Counsel and the Public Utilities Regulatory Authority (“PURA”), at a regulated electric utility in Connecticut provides her with extensive knowledge of the Company's regulatory environment. Skills, qualifications and attributes: Finance/Capital Management; Financial Expertise/Literacy; Utility Industry/Regulatory; Strategic Planning; Government Relations; Public Affairs & Communications; Risk Management.

Carol P. Wallace, age 60, has been a director since 2003. She is Chairman of Cooper-Atkins Corporation, a manufacturer of temperature acquisition instruments, and has served in that capacity since 2004 in addition to serving as its President and Chief Executive Officer since 1994. She is also a director of Sandstone Group, LLC, Milwaukee, WI; and a Board member of Middlesex Hospital, Middletown, CT. She served as a director of Zygo Corporation, Middlefield, CT until June 30, 2014. Ms. Wallace's more than 15 years’ experience as Chief Executive Officer of a manufacturing firm with global sales gives her skills in executive leadership, including financial management, business strategy, financial accounting, and customer and employee satisfaction. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Financial Expertise/Literacy; Strategic Planning; Corporate Governance; Government Relations; Executive Compensation; Risk Management.

Bradford A. Hunter, age 59, is standing for election as a director in Class III. He was Chief Financial Officer of Dead River Company, the largest residential distributor of heating oil and propane in northern New England, from 2007 until his retirement in 2013. Previously, Mr. Hunter spent 26 years in commercial banking where he last served as Chairman and CEO of Bank of America, Maine and its predecessor, Fleet Bank of Maine. Mr. Hunter currently serves as a director of Geiger, Inc. the largest privately held distributor of promotional products in the United States. He also currently serves as a Trustee of Bowdoin College and was formerly a Trustee of Maine Medical Center. Mr. Hunter's experience both as a Chief Executive and Chief Financial Officer will provide the Board with valuable executive and financial management expertise. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Investments; Financial Expertise/Literacy; Strategic Planning; Corporate Governance; Risk Management.

Class II — Director nominee for election at the Annual Meeting to serve a term expiring in 2017
(age at 2015 Annual Meeting)

Ellen C. Wolf, age 61, is standing for election as a director in Class II. Ms. Wolf served as Senior Vice President and Chief Financial Officer of American Water Works Company, Inc., the largest investor owned U.S. water and wastewater company, from 2006 until her retirement in May 2013. Previously, Ms. Wolf served as Senior Vice President and Chief Financial Officer of Centrus Energy (formerly USEC, Inc.) from 2003 until 2006 and as Vice President and Chief Financial Officer of American Water Works from 1999 to 2003. Since 2008, Ms. Wolf has service as director of Airgas, Inc., and since 2013 has served as a director of Premier, Inc. and InfraREIT, L.L.C. Ms. Wolf also currently serves as Vice Chair on the Board of The Philadelphia Zoo. Ms. Wolf was selected to serve as a director because of her qualifications in the water and wastewater industry, her financial expertise and background in accounting, finance and business development as well has her public company board experience. Skills, qualifications and attributes: Financial Expertise/Literacy; Executive Leadership; Financial/Capital Management; Investments; Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Executive Compensation; Public Affairs & Communications; Risk Management.

Class I — Directors continuing in office whose terms will expire in 2016
(age at 2015 Annual Meeting)

Heather Hunt, age 49, has been a director since 2006. She has been Executive Director of the New England States Committee on Electricity since January 2009. From October 2003 through December 2008 she was an attorney and had a regulatory law practice in Connecticut. From 2001 to 2003, Ms. Hunt was Director of State and Local Government Affairs at United Technologies Corporation and before that she was with the Southern Connecticut Gas Company in regulatory and public policy capacities, ultimately as Vice President. Ms. Hunt served as a Commissioner of the Maine Public Utility Commission from October 1995 through May 1998 and as a Commissioner of the Connecticut Department of Public Utility Control from October 1993 through July 1995. Ms. Hunt is also the founder and president of Live On Organ Donation, Inc., a non-profit (IRS application pending). Skills, qualifications and attributes: Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Government Relations; Public Affairs & Communications; Legal; Risk Management.

Arthur C. Reeds, age 71, has been a director since 1999. He is also a Trustee of USAllianz Variable Insurance Products Trust, a mutual fund group affiliated with Allianz Life Insurance Company of North America. He was Senior Investment Officer of the Hartford Foundation for Public Giving from September 2000 until January 2003. From August 1999 to March 2000, he served as the CEO and as a director of Conning Corporation, an investment banking firm. He was the Chief Investment Officer at Cigna Corporation for nine years prior to his retirement from Cigna in November 1997. Mr Reeds' experience as a chief executive and chief investment officer provide him with valuable knowledge of capital markets, investments and executive leadership. Skills, qualifications and attributes: Executive Leadership; Finance/Capital Management; Financial Expertise/Literacy; Investments; Strategic Planning; Corporate Governance; Risk Management.

Eric W. Thornburg, age 55, has been a director since 2006. He was elected Chairman of the Board of Directors on May 8, 2007, and has been the President and Chief Executive Officer of the Company since 2006. Prior to joining the Company, Mr. Thornburg served as President of Missouri-American Water, a subsidiary of American Water Works Corporation, from 2000 to 2004. From July 2004 to January 2006 he also served as Central Region Vice President-External Affairs for American Water. He is a graduate of Cornell University and has an MBA from Indiana Wesleyan University. Mr. Thornburg's entire career has been in the water utility industry. His experience and day-to-day leadership as Chief Executive Officer at the Company provides him with an intimate knowledge of the industry, the Company and its operations. Skills, qualifications and attributes: Executive Leadership; Financial/Capital Management; Financial Expertise/Literacy; Utility Industry/Regulatory; Strategic Planning; Corporate Governance; Government Relations; Executive Compensation; Public Affairs & Communications; Risk Management.

Class II — Directors continuing in office whose terms will expire in 2017
(age at 2015 Annual Meeting)

Mary Ann Hanley, age 58, has been a director since 1999. She has served as Assistant to the President of St. Francis Hospital and Medical Center, Director of the Valencia Society, the endowment fund for the hospital and liaison for government and community relations. From January 1995 to February 1998 she was Legal Counsel to the Governor's Office, State of Connecticut and then served as Director of the State's Office for Workforce Competitiveness from 1999 - 2010. Ms. Hanley’s 15 plus years of interaction with the Connecticut General Assembly, executive branch agencies and the state's congressional delegation gives her expertise on the inner workings of both the state and federal governments. She currently serves as Vice Chairman of the Board of Oak Hill School, a community based program for people with disabilities. Skills, qualifications and attributes: Financial Expertise/Literacy; Strategic Planning; Corporate Governance; Government Relations; Public Affairs & Communications; Legal; Risk Management.

Richard H. Forde, age 61, became a director in October 2013. He brings financial and managerial experience to the Company's Board. Prior to his retirement in 2012, his career at Cigna Corporation spanned 35 years with the last 8 years as Senior Vice President and Chief Investment Officer. He was responsible for the performance of more than $23 billion in corporate portfolio and defined pension plan assets and oversaw Cigna Corporation's 401(k) plan. Mr. Forde received a B.A. in Economics from Bates College, before receiving an MBA in Finance, Accounting and Management Policy from Northwestern University. He currently serves on the Board of Trustees of Bates College. Skills, qualifications and attributes: Executive Leadership; Financial/Capital Management; Financial Expertise/Literacy; Investments; Executive Compensation; Strategic Planning; Risk Management.

CORPORATE GOVERNANCE
In 2014, the Company’s Board met five times, including two telephonic meetings, and conducted three regular executive sessions of the independent directors without management present. In addition, the Board maintains a number of standing committees described below under the heading “Board Committees and Responsibilities.” Neither Mr. Thornburg nor Ms. Wallingford served on any of the Board's Committees in 2014. All Directors attended at least 90% of the Company’s Board and committee meetings of which he or she was a member. All sitting directors attended the 2014 Annual Meeting of Shareholders. Directors are expected, but not required, to attend the 2015 Annual Meeting of Shareholders.
One half-day development session was held for directors in 2014. The session was conducted outside of regular meetings and featured experts from both inside and outside the Company. Directors were not required to attend the development session and were not compensated for attending.
Good Governance Practices
Our Board has a commitment to strong and sustainable corporate governance. As such, we continuously review our practices to ensure effective collaboration of management and the Board.
Eight of the Board’s directors and director nominees are independent, including a Lead Independent Director
The board has adopted and published committee charters (charters are available at www.ctwater.com)

•	The Board conducts and annual self-evaluation and a review of Board Independence;

•	New directors receive an orientation and participate in the director education and development program to gather critical skills on relevant and emerging topics;

•	We have stock ownership and stock retention guidelines for our executives and directors;

•	We have policies and practices to align executive compensation with long-term shareholder interests;

•	We have a hedging and pledging policy for our officers and directors;

•	An executive compensation clawback policy adopted by the Board in 2014;

•	The board reviews management talent and succession annually with the CEO; and

•	There is no automatic enhancement of executive incentive compensation upon a change in control.
Assessment of Board and Committee Performance
The Board conducts annual assessments regarding the performance of the Board of Directors and Board Committees.
Board Leadership Structure
The Board leadership model consists of a combined Chairman and Chief Executive Officer role, coupled with a strong independent Lead Director. Eric W. Thornburg is the Chairman and Chief Executive Officer (“CEO”), and Carol P. Wallace served as Lead Director in 2014. The Board believes that the Company’s CEO is best suited to serve as Chairman because he is the director most experienced in the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading discussions on execution of the Company’s strategy.
The Lead Director has the following responsibilities:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman and the independent directors;

•	reviewing information sent to the Board;

•	reviewing meeting agendas for the Board;

•	reviewing Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors, if appropriate;

•	if requested by major shareholders, making him or herself available for consultation and direct communications with such shareholders; and

•	any other matters that may arise consistent with these duties and effective corporate governance.
The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry.
The Board believes the combined role of Chairman and Chief Executive Officer, together with a strong independent Lead Director, is in the best interest of shareholders because it provides the appropriate balance between Company and industry expertise in strategy development and independent oversight of management. The Lead Director is Chair of the Compensation Committee and also serves on the Audit and Corporate Finance and Investments Committees.

Board Role in Risk Oversight
The Board has an active role, as a whole and also at the committee level, in overseeing and monitoring management of the Company’s risks. The Board regularly receives reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, environmental, strategic and reputational risks. The full Board or an appropriate Committee receives these reports from the appropriate executive so that it may understand and oversee the strategies to identify, manage and mitigate risks. When it is a Committee that receives the report, the Chairman of that Committee makes a report on the discussion to the full Board at its next meeting.
The Audit Committee is responsible for oversight of risks relating to the Company’s financial statements, financial reporting processes, the evaluation of the effectiveness of internal controls over financial reporting, legal, regulatory and cyber security risk and the Company’s compliance with its financial and ethics policies.
The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs and equity compensation plans, and performs the annual performance review of the CEO. For 2014, the Compensation Committee reviewed the Company’s compensation policies and practices and did not identify any policies or practices that are reasonably likely to have a material adverse effect on the Company (see page 42 for further information).
The Corporate Governance Committee oversees risks relating to the Company’s corporate governance processes, independence of the Board, potential conflicts of interest and compliance with state and federal laws and regulations relating to corporate governance.
The Corporate Finance and Investments Committee manages risks associated with the merger and acquisition transactions and investments related to the defined benefit, defined contribution, welfare, non-qualified deferred compensation and supplemental executive retirement plans.
The Board and its committees have direct and independent access to management. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces. The existing Board leadership structure encourages communication between the independent directors and management, including those as a result of discussions between the Lead Director and the Chairman of the Board and CEO. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.
Board Independence
The Company’s Common Stock is listed on the NASDAQ Global Select Market ("NASDAQ"). NASDAQ listing rules require that a majority of the Company’s directors be “independent directors” as defined by NASDAQ corporate governance standards. As such, the Company's Board of Directors examines the independence of its members annually. In order for a Director to be considered independent, the Board must determine that the Director has no material relationship with the Company or its affiliates, either directly or as a partner, shareholder or officer of an organization that has such a material relationship. At a minimum, a Director will not be considered independent if, among other things, the Director:

1. Has been employed by the Company or its affiliates in the current year or past three years;

2. Has accepted, or has an immediate family member who has accepted, any compensation from the Company or its affiliates in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (except for board services, retirement plan benefits or non-discretionary compensation);

3. Has an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer;

4. Has been or has an immediate family member who has been, a partner in, a controlling shareholder or an executive officer of any organization to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company’s securities or under non-discretionary charitable contribution matching programs) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three fiscal years;

5. Has been or has an immediate family member who has been employed as an executive of another entity where any of the Company’s executives serve or have served during the past three years on that entity’s compensation committee; and

6. Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or an employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.
The Board has determined that Directors Forde, Hanley, Hunt, Reeds, Thibdaue, and Wallace are independent directors under NASDAQ listing rules. Mr. Thornburg and Ms. Wallingford, both employees of the Company, are not considered independent directors. The Board has also determined that both Mr. Hunter, the Class III director nominee set to succeed Ms. Wallingford upon the expiration of her term at the 2015 Annual Meeting, and Ms. Wolf, the Class II director nominee, are independent.
The Board based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business.
Board Committees and Responsibilities
The Board has established standing Audit, Compensation, Corporate Governance, and Corporate Finance and Investments Committees. All Committees have adopted written charters. Copies of these charters are available in the Corporate Governance section on the Company’s website at www.ctwater.com, or by contacting the Company at the address appearing on page 60.
2014 Board Committee Membership and Functions

Name	Audit		Compensation		Corporate Governance		Corporate Finance and Investments
Mr. Forde			X		X		X
Ms. Hanley	X				X	*
Ms. Hunt			X		X
Mr. Hunter***					X		X
Mr. Reeds	X						X	*
Ms. Thibdaue	X	*	X
Mr. Thornburg**
Ms. Wallace	X		X	*			X
Ms. Wolf***			X				X

*	Chairman
**	Non-independent Directors do not serve on Committees of the Board.
***	The Board determined that, if elected at the 2015 Annual Meeting, Mr. Hunter and Ms. Wolf will serve on these Committees.
The Audit Committee
In 2014, the Audit Committee met six times, including four telephonic meetings. The Audit Committee appoints, compensates, and oversees the work of the Company's independent registered public accountants, and monitors the Company’s financial reporting process and internal control systems. The Board has determined that each member of the Audit Committee qualifies as an “independent director” for purposes of NASDAQ listing rules and SEC rules has also determined that in light of their respective backgrounds and experiences, each member of the Committee meets the financial literacy requirements for service to the Committee. The Board also has determined that Carol P. Wallace is a “financial expert” as defined under SEC regulations. The Audit Committee Charter, which was updated on March 12, 2015, is available in the "Investors" section of the Company’s website at www.ctwater.com, under Corporate Governance.
The Compensation Committee
In 2014, the Compensation Committee met two times, with no telephonic meetings. The Compensation Committee determines officer compensation and the promotion and hiring of officers, reviews Company fringe benefit plans other than retirement plans, and administers the Company’s Performance Stock Programs. The Compensation Committee Charter is available in the "Investors" section of the Company’s website at www.ctwater.com, under Corporate Governance.
The Compensation Committee has the authority to retain any legal counsel, compensation consultant or other consultant to be used to assist in the evaluation of director or executive compensation. The Compensation Committee has engaged a recognized independent compensation consultant every three years or more frequently, as necessary, to analyze executive compensation competitiveness and provide recommendations regarding the Company’s total pay program, described within the Compensation Discussion and Analysis on page 23.

In addition, the Compensation Committee receives an annual report from the CEO on each individual executive’s historical compensation information, each executive’s performance evaluation, a progress report on the executive’s results in achieving strategic objectives, and general competitive market information pertaining to salary increase budgets and executive compensation.
The Corporate Governance Committee
In 2014, the Corporate Governance Committee met two times, including one telephonic meeting. The Corporate Governance Committee sets and reviews the qualifications and independence standards of directors and nominees, makes recommendations to the Board, and reviews the overall effectiveness of the Board. The Corporate Governance Committee Charter is available in the "Investors" section of the Company’s website at www.ctwater.com, under Corporate Governance.
The Corporate Finance and Investments Committee
In 2014, the Corporate Finance and Investments Committee met six times, including one telephonic meeting. The Corporate Finance and Investments Committee is the fiduciary for the Pension Trust Fund of The Connecticut Water Company Employee Retirement Plan, the Employee Savings Plan (401(k)), the VEBA Trust Fund for certain retiree medical and life insurance benefits, and the Supplemental Executive Retirement Program. As such, the Committee reviews and determines actuarial policies and investment guidelines, selects the investment managers, and makes recommendations to and advises the Board on financial policy issues and the issuance of securities. The Committee also assists in the evaluation of proposed merger and acquisition transactions. The Corporate Finance and Investments Committee charter is available in the "Investors" section of the Company’s website at www.ctwater.com, under Corporate Governance.
The Board Nomination Process
The Corporate Governance Committee annually identifies director nominees based primarily on recommendations from management, Board members, shareholders, and other sources, such as water industry and state industry associations. All candidates submitted by a shareholder or shareholder group are reviewed and considered in the same manner as all other candidates. The Corporate Governance Committee recommends to the Board nominees that satisfy SEC and NASDAQ requirements and possess qualities previously outlined in the section titled "Director Qualifications" on page 4. The Corporate Governance Committee also considers the age and diversity of proposed nominees (broadly construed to mean a variety of opinions, perspectives, personal, and professional experiences and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics) in making its recommendations for nominees to the full Board. The Board and the Corporate Governance Committee do not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that diverse viewpoints are represented on the Board. In addition, the Corporate Governance Committee considers whether potential director nominees live in the service regions of The Connecticut Water Company in sufficient numbers to satisfy the representation requirements of Connecticut General Statute 16-262a, and also evaluates other factors that it may deem are in the best interests of the Company and its shareholders. The Corporate Governance Committee may, under its charter, retain at the Company’s expense one or more search firms to identify potential board candidates. In 2014, the Corporate Governance Committee did not employ an executive search firm, but it did partner with a recognized third party for a small fee to locate qualified candidates for director positions. In 2014 the Committee actively sought and assessed potential candidates for nomination to the Board of Directors. As a direct result of the Committee's efforts Mr. Bradford C. Hunter and Ms. Ellen C. Wolf were recommended to the Board as director nominees.

The 2014 Nomination Process
The Corporate Governance Committee met on September 24, 2014 to consider the renomination of Directors Thibdaue, Wallace, and Wallingford whose terms expire at the 2015 Annual Meeting of Shareholders. The Corporate Governance Committee reviewed the attendance, performance, skills and independence of these directors, but determined to withhold the Corporate Governance Committee’s recommendation of these director nominees to the Board until its January 2015 meeting, in order to allow interested shareholders to make either (i) recommendations to the Corporate Governance Committee for director nominees to be considered by the Board for inclusion on the Company’s proxy card, or (ii) formal director nominations, which, pursuant to the Company’s Bylaws procedures (described in section titled “Shareholder Recommendations”), were due by January 10, 2015. The Corporate Governance Committee did not receive any formal director nominations from shareholders prior to that deadline. After consideration of all candidates, the Corporate Governance Committee recommended to the Board, and the Board approved, that the number of Board members should be set at nine and that Mesdames Thibdaue and Wallace and Mr. Hunter as Class III Directors and Ms. Wolf as a Class II Director, should be submitted to shareholders as the Company’s director nominees. The Corporate Governance Committee and the Board had nominated an independent candidate to succeed Ms. Wallingford's Class III directorship because of their commitment to the best practice of maintaining a board membership of largely independent directors. The Board thanks Ms. Wallingford for her service to the shareholders and the Company during her term.
Shareholder Recommendations
The Company’s Bylaws allow nomination of directors by any shareholder who is entitled to vote for the election of directors at either the Annual Meeting of Shareholders or a special meeting where directors are to be elected. Shareholder nominations must be received no later than January 8, 2016, which is 120 days prior to the first anniversary date of the prior year’s Annual Meeting of Shareholders or within 10 days of the mailing date of a Notice of Special Meeting, and must include the following:

•	name and address of person being nominated;

•	name and address of the shareholder making the nomination as they appear on the Company’s records, and the number and class of shares beneficially owned;

•
a representation that the nominating shareholder is entitled to vote at either the Annual Meeting of Shareholders or Special Meeting, and that the shareholder will attend the meeting in person or by proxy to place the nomination before shareholders;

•	a description of all understandings and agreements between the shareholder, the nominee and any other person or persons (naming such person or persons) in exchange for consideration of the nomination;

•	information regarding the nominee that would be required to be included in a proxy statement to be compliant with SEC rules; and

•	consent of the nominee that they would serve if elected.
The presiding officer at the meeting will determine if a shareholder nomination was made in accordance with the provisions of the Company’s Bylaws. If the officer determines that a nomination was not compliant with the Bylaws, he or she shall state so at the meeting and the nomination will be disregarded.
Mandatory Retirement
Under the Company's Bylaws, no director shall be eligible for election or re-election as a director of the Company after such director has attained the age of 70. As of the 2015 Annual Meeting of Shareholders there are no directors required to retire from the Board under this policy.

Stock Ownership

On January 23, 2014, the Board revised and enhanced its stock ownership guidelines to set expectations that the Maine Water Company President and the Company's Vice Presidents maintain certain specified levels of stock ownership. The Board believes that meaningful ownership aligns the directors' and executives' interest with those of our shareholders.

Stock Ownership Guidelines

Our executive officers and our non-employee directors are expected to obtain and maintain ownership (by Company grant and through individual purchase) of the following amount of shares of Company Common Stock.

Position / Level	Requirement
Directors

Board Member	3 times Board retainer

Executive Officers

CEO	3 times base salary
SVP, CFO	2 times base salary
Division President; Maine Water	1 times base salary
VP	1 times base salary

Shares that will count toward these guidelines include shares that the individual owns or has voting power including the power to vote, or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition of shares. Shares owned by an individual through the Company's benefit plans (e.g. 401(k)) and the 2004 and 2014 Performance Stock Plans will also count toward the stock ownership requirement. In addition, unvested time‐vesting restricted stock and performance shares will count toward the stock ownership guidelines since they either have voting rights or are likely to be received.
The CEO, SVP, CFO, Maine Water Company President, Company Vice Presidents, and five of the non-employee directors' levels of individual stock ownership currently meet these ownership guidelines as measured on March 25, 2015. Once a non-employee director or executive attains his or her specified ownership guideline levels, he or she will remain in compliance with the guidelines despite any decreases in stock price or increases in base salary, as long as his or her holdings do not decline below the number of shares at the time the share ownership guidelines were met.

Stock Retention Guidelines
The Company has adopted stock retention guidelines for the Company's executive officers, The Maine Water Company President, and Company Vice Presidents, and non-employee directors. Non-employee directors are expected to hold 75% of net of tax shares from equity grants in an amount equal to 75% of the after-tax value of such shares until the guidelines are satisfied.

Until stock ownership guidelines are satisfied, the CEO and SVP, CFO are expected to:

•	elect a minimum of 50% of their short and long-term Performance Stock Program ("PSP") awards to be paid in performance shares or restricted stock, as determined by the executive; and

•
retain 50% of the net shares (after payment of the applicable exercise price, if any, applicable fees, and applicable taxes) acquired upon the exercise of stock options or the payment or vesting of any performance shares and restricted stock.

The CEO and SVP, CFO are expected to hold such shares until the later of one year following the date of acquisition of such shares (even if this one-year holding period extends beyond termination of employment) or the date that the executive satisfies our stock ownership guidelines.

Until stock ownership guidelines are satisfied, the Maine Water Company President and the Company's Vice Presidents are expected to:

•	elect a minimum of 20% of their short and long-term PSP awards to be paid in performance shares or restricted stock, as determined by the executive; and

•
retain 20% of the net shares (after payment of the applicable exercise price, if any, applicable fees, and applicable taxes) acquired upon the exercise of stock options or the payment or vesting of any performance shares and restricted stock.

The Maine Water Company President and the Company's Vice Presidents are expected to hold such shares until the later of one year following the date of acquisition of such shares (even if this one-year holding period extends beyond termination of employment) or the date that the executive satisfies our stock ownership guidelines.
Communications with Directors
Any shareholder wishing to communicate with our Lead Director or other Company directors may do so by contacting the Company’s Corporate Secretary, at the address and telephone number listed on page 60, who will forward to the director a written, e-mail, or phone communication. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.
Certain Relationships and Related Person Transactions
During 2014, the Governance Committee determined that there were no related person transactions to report.
Practices and Policies for Review and Approval of Related Person Transactions
Our Board has adopted a process for related person transactions which is administered by our Corporate Secretary who reports to the Corporate Governance Committee and the Board if there are any potential conflicts of interest. Our Corporate Governance Committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our directors, director nominees, executive officers or their immediate family members, (ii) any 5% record or beneficial owner of our Common Stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our Corporate Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.
Under its charter, the Corporate Governance Committee is responsible for review and approval of related person transactions. In the course of its review and approval or ratification of a related person transaction, the Corporate Governance Committee will consider:

•	the Company’s relationship with the related person;

•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction to the related person and to the Company, including, without limitation, the amount and type of transaction;

•	whether the transaction was in the ordinary course of our business and was proposed and considered in the ordinary course of our business; and

•
the importance of the transaction to the Company. Any member of the Corporate Governance Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Corporate Governance Committee will provide all material information concerning the transaction to the Board and appropriate Board committee.

Code of Conduct Policies
The Company’s Employee and Board of Director Code of Conduct Policies are designed to promote the highest standards of ethical and professional conduct by the Company’s Directors, executive officers and employees, and is adopted and acknowledged annually. The Code of Conduct Policies require that the Company’s Directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Conduct Policies, Directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct Policy.
The Company also has a Whistleblower Policy, which is incorporated into the Employee Code of Conduct Policy that requires Directors, executive officers and employees to comply with appropriate accounting and internal controls and establishes procedures to report any perceived wrongdoing, questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Policy also prohibits the Company from retaliating against any Director, executive officer or employee who reports actual or apparent violations of the Employee Code of Conduct Policy. In accordance with this policy, the Company had engaged an independent third party, Global Compliance, to accept such reports and to work with the Company to ensure that they are resolved appropriately. A copy of the Employee Code of Conduct Policy, including the Whistleblower Policy, and the Director Code of Conduct Policy, are available on the Company’s website, www.ctwater.com or by contacting the Corporate Secretary at the address appearing on page 60.

Director Compensation
Because the Company appoints the directors of each of its wholly-owned subsidiaries, The Connecticut Water Company and The Maine Water Company, such that their respective boards of directors are identical to the Company's Board, all three of the boards' regular meetings are generally held on the same day.

The following table summarizes the compensation paid by the Company to its directors during the fiscal year-ended December 31, 2014.

Directors	Fees Earned or Paid in Cash in 2014 ($)	Stock Awards $(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. Forde	32,700	17,500	—	—	—	—	50,200
M. Hanley	35,700	17,500	—	—	—	—	53,200
H. Hunt	25,500	17,500	—	—	—	—	43,000
M. Kachur(2)	13,802	—	—	—	—	—	13,802
A. C. Reeds	44,950	17,500	—	—	—	—	62,450
L. J. Thibdaue	39,700	17,500	—	—	—	—	57,200
E. W. Thornburg(3)	—	—	—	—	—	—	—
C. P. Wallace	72,900	17,500	—	—	—	—	90,400
J. E. Wallingford(3)	—	—	—	—	—	—	—

(1)
All non-employee independent directors received an equity award of $17,500 in restricted Common Stock on May 8, 2014, which amount equaled 543 unvested restricted shares, based on the median of the low and high price of the Company’s Common Stock of $31.93 on the day prior to the grant date. Restrictions on the shares awarded will lapse on the first anniversary of the grant date, May 8, 2015.

(2)	Mr. Kachur retired from the Board on May 8, 2014.

(3)	Mr. Thornburg and Ms. Wallingford are not compensated for their Board service.

The Board's practice is to have its Compensation Committee engage an Independent Compensation Consultant to conduct a review of the Board's compensation every three years. Pursuant to this, the Compensation Committee retained The Wilson Group in 2012 to review its compensation arrangements for directors and compare them to director compensation practices of the Company's executive compensation peer groups (a list of these peers can be found on page 33). Similarly, in 2014, the Committee discussed their intention to engage The Wilson Group to perform an updated benchmarking study of director compensation in 2015, including an analysis of the compensation peer group to ensure it is relevant and appropriate.

The Compensation Committee reviews Board of Director compensation regularly to ensure it is appropriate, competitive and effective. The Company paid fees totaling $370,252 to non-employee Directors during 2014. Directors are not paid separately for their services to Connecticut Water Service, Inc, the Connecticut Water Company and Maine Water Company. In 2014, the non-employee directors were entitled to the following compensation:

2014 Compensation
Director Annual Retainer ("DAR")	$17,500
Lead Director Annual Retainer(1)	$30,000
Committee Chair Retainer(2)	Audit - $8,000
Corporate Finance & Investments - $8,000
Compensation - $4,000
Corporate Governance - $4,000
Annual Equity Retainer(3)	$17,500
Board Meeting Fees(4)	$1,000
Committee Meeting Fees	Audit - $1,200
Corporate Finance & Investments - $1,200
All other committees - $1,000

(1) The Lead Director is paid DAR and the Lead Director Annual Retainer in quarterly installments.
(2) The Committee Chairs are paid the DAR and the Committee Chair Retainer for their specific post and in quarterly installments.
(3) The Annual Equity Retainer consists of grants of restricted shares of Common Stock that vest on the earlier of the first anniversary of the grant date or the date of the next Annual Meeting.

Under the Company’s Directors Deferred Compensation Plan, directors may elect to defer receipt of all or a specified portion of the compensation payable to them for services as directors until their retirement from the Board. Any amounts so deferred are credited to accounts maintained for each participating director, and earn interest at an annual rate of 7.32% that is currently credited on a monthly basis to all deferred amounts. On January 24, 2008, the Directors Deferred Compensation Plan was amended and restated to comply with Section 409A of the Internal Revenue Code (“IRC”). As a result, any director who retires after January 1, 2008, receives a distribution of amounts deferred and accumulated interest in a lump sum within 60 days of their retirement date. Currently there are no retired directors receiving annual payments under the Plan.

Compensation Committee Interlocks and Insider Participation
Each member of the Compensation Committee of the Company’s Board of Directors is independent in accordance with the listing standards of the NASDAQ Global Select Market. There were no Compensation Committee “interlocks” during 2014, which generally means that no executive officer of the Company served as a member of the compensation committee or board of directors of another non-tax-exempt company, an executive officer of which serves on the Company’s Compensation Committee.
Security Ownership of Certain Beneficial Owners and Management
The following table lists, to the Company’s knowledge, the beneficial ownership of the Company’s capital stock and the nature of such ownership for each director and nominee for director, for each executive officer named in the Summary Compensation Table, for all executive officers and directors of the Company as a group, and for each person who beneficially owns in excess of five percent of the outstanding shares of any class of the Company’s voting securities. Except for shares that are held as performance share units as indicated in the table's footnotes, which shares are not entitled to vote, or unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. All information is given as of March 1, 2015, and assumes that shares which the named person has a contractual right to acquire within 60 days have been acquired and are outstanding.  The beneficial ownership percentages have been calculated based on 11,162,627 shares of Common Stock outstanding (including 229,329 Common Stock equivalent shares awarded under the Company's 2004 and 2014 PSPs) as of such date.

Name of Beneficial Owners (* denotes non-employee Director)	Total Amount of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
David C. Benoit(1)	31,407	* *
Richard H. Forde*	556	* *
Mary Ann Hanley*(2)	5,589	* *
Heather Hunt*(2)	4,335	* *
Bradford A. Hunter(8)	—	* *
Kristen A. Johnson(3)	10,122	* *
Arthur C. Reeds*(2)	5,196	* *
Lisa J. Thibdaue*(2)	4,396	* *
Eric W. Thornburg(4)	138,396	* *
Carol P. Wallace*(2), (7)	4,946	* *
Judith E. Wallingford(5)	9,178	* *
Maureen P. Westbrook(6)	31,895	* *
Ellen Wolf(8)	—
Total Directors, Nominees, and Executive Officers (14 persons) As a Group	248,865	2.28%

The above ownership individually and as a group is less than 5% of the outstanding shares of Connecticut Water
Service, Inc.
     * denotes non-employee Director
** indicates ownership of less than 1% of the class of securities

(1)	Includes 24,320 performance share units (2,594 of these units are restricted), and 8,900 directly-owned shares.

(2)	Includes 543 shares of restricted stock under the Company’s 2004 Performance Stock Program.

(3)	Includes 10,219 performance share units (1,692 of these units are restricted) and 1,000 directly-owned shares.

(4)	Includes 130,565 performance share units (28,386 of these units are restricted), and 24,616 directly-owned shares.

(5)	Includes 11,663 performance share units (5,063 of these units are restricted), and 200 directly-owned shares.

(6)	Includes 21,948 performance share units (3,089 of these units are restricted), 9,949 directly-owned shares, and 1,975 shares owned in the Company’s 401(k) plan.

(7)	Ms. Wallace's spouse owns 492 shares.

(8)	Director nominee.
Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16 of the Securities Exchange Act of 1934, directors, officers and certain beneficial owners of the Company’s equity securities are required to file beneficial ownership reports of their transactions in the Company’s equity securities with the SEC on specified due dates. In 2014, all required reports of transactions by all directors, officers and such beneficial holders were timely filed. In making this statement, the Company has relied on the written representations of its directors, officers, and ten percent shareholders and copies of the reports that they have filed with the SEC.

Other Security Holders
The following table sets forth information as of March 1, 2015 (except as otherwise indicated) as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock or Preferred A Stock of the Company.

Title and Class	Name and Address of Beneficial Holder	Shares Beneficially Owned	Percent of Class
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	780,563(1)	7.00%
Preferred A	Judith A. Peterson and Kenneth Peterson 928 Brintonnial Way Winston Salem, North Carolina 27104	2,025(2)	13.5%

(1)	This information is based on a Schedule 13G filed with the SEC on January 29, 2015 by BlackRock, Inc.

(2)	This information is based on the records of the Company’s transfer agent, Broadridge Corporate Issuer Solutions, and records of registered shareholders.

EXECUTIVE COMPENSATION
Equity Compensation Plan Information
The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options and vesting of other awards under all of the Company’s existing equity compensation plans as of December 31, 2014. The table also includes information about the Company’s other equity compensation plans previously adopted without shareholder approval.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders(1)	—	NA	950,728
Equity compensation plans not approved by security holders(2)	—	NA	398,699
Total	—	NA	1,349,427

(1)
Includes the Company’s 1994 Performance Stock Program, as amended and restated and approved by shareholders on April 26, 2002, the 2004 Performance Stock Program, approved by shareholders on April 23, 2004 and the 2014 Performance Stock Program approved by shareholders on May 8, 2014.

(2)
Represents shares issuable under the Company's Second Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (the “DRIP” or “Plan”), effective as of September 5, 2014. Under the Plan, customers and employees of the Company and holders of Common Stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of Common Stock and may also make optional cash payments of up to $3,333 per month to purchase additional shares of Common Stock. The Company may issue shares directly to the Plan’s agent in order to meet the requirements of the Plan, or may direct the agent administering the Plan on the Company’s behalf to buy the shares on the open market at its discretion. From late 1996 to January 31, 2004, the Plan’s agent purchased shares on the open market. Since February 2004, the Plan’s agent credits Plan participants with shares issued by the Company from the DRIP reserve.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement below entitled "Compensation Discussion and Analysis" with the Company's management. Based on our review and discussions and such other matters deemed relevant and appropriate by the Compensation Committee, we recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ms. Carol P. Wallace, Chairman
Mr. Richard H. Forde
Ms. Heather Hunt
Ms. Lisa J. Thibdaue

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

COMPENSATION DISCUSSION AND ANALYSIS
At the Company, honesty is one of our core values. We believe in the power of this value and know the only way to build and strengthen our reputation is through trust. We hold ourselves to the highest standard of integrity and ethical behavior and strive for transparency. We welcome the opportunity to share this Compensation Discussion and Analysis (“CD&A”) with our shareholders and customers.
In this section, we provide an overview and analysis of the Company’s compensation program and policies, the material compensation decisions we have made under those programs and policies, the material factors that we considered in making those decisions and our Company’s peer ranked Total Shareholder Return ("TSR") performance to the Named Executive Officers' ("NEO’s") total compensation. Later in this Proxy Statement, under the heading “Additional Information Regarding Executive Compensation”, you will find a series of tables containing specific information about the compensation awarded to the following individuals, our NEOs in 2014 and 2015, as appropriate:
•Chairman and Chief Executive Officer (“CEO”), Mr. Eric W. Thornburg;
•Senior Vice President, Finance and Chief Financial Officer (“CFO”), Mr. David C. Benoit;
•Division President, Maine Water Company, Ms. Judith E. Wallingford;
•Former Vice President, Service Delivery, Mr. Terrance P. O’Neill, who retired effective September 30, 2014;
•Vice President, Customer and Regulatory Affairs, Ms. Maureen P. Westbrook; and,
•Vice President, Human Resources and Corporate Secretary, Ms. Kristen A. Johnson.
OUR BUSINESS IN FISCAL 2014
Following are highlights of the Company’s financial performance in 2014:

•	Net Income and Earnings per Share ("EPS") were $21.3 million, and $1.95, respectively, compared to $18.2 million and $1.68 in 2013;

•
Total revenue, from all business segments, grew to $101.5 million from $99.0 million, an increase of $2.5 million, or 2.53%.  Total revenue includes all revenues generated by the Company's three business segments: Water Activities, Services and Rentals, and Real Estate;

•	Net Income in the Water Activities segment, the Company's principal business, grew by approximately $3.0 million to $19.8 million from $16.8 million in 2013, an increase of 17.9%;

•
The increase in revenues for the Water Activities segment was largely attributable to the recovery of costs for completed infrastructure replacement projects through the Water Infrastructure Charge ("WISC") in Maine and Water Infrastructure and Conservation Adjustment ("WICA") in Connecticut. In addition, for 2014 there was increased revenue from the Company’s 2013 rate cases in Maine;

•
Total operating expenses decreased $632,000, or about 1%, to $68.9 million compared to $69.5 million in 2013. The decrease was primarily driven by a $2.3 million decrease in Income Taxes resulting from the Company’s strategic tax management initiative approved by Connecticut regulators, which led to a lower effective tax rate of 16.6% for 2014, down from 28.0% in 2013.

•	In early 2015, Standard and Poor's affirmed the Company's "A" corporate credit rating;

•	The Company increased and paid a Common Stock dividend for the 45th consecutive year;

•	The Company’s long-term performance is strong with three-year average TSR at 12.9%, exceeding our small cap water utility peers;

•	The Company's average TSR for the five-year period 2010-2014 is solid and exceeds the 50th percentile among peer companies at 11.1%;

•	The Company’s five-year Net Income and EPS compounded annual growth rates were 16% and 10%, respectively, demonstrating the high quality of our earnings; and

•	The Company’s five-year compounded annual growth rate for stock price (excluding dividends) was 8% at year-end 2014.

The following table displays the 2014 three-year average TSR of our publicly traded Water Utility Peer Group. For a listing of companies in our Water Utility Peer Group, please refer to page 33 of this Proxy Statement.

3 Year Average Return

As of 12/31/14

15%
0%
12.9%
9.9%
10.9%
12.1%
CTWS
ARTNA
MSEX
YORW

The following table graphically depicts the average five-year TSR for the publicly traded Water Utility Peer Group for the period ended December 2014:

5 Year Average Return

As of 12/31/14
30%
15%
0%
11.1%
8.2%
18.2%
9.0%
9.3%
9.9%
15.7%
12.5%
20.6%
CTWS
ARTNA
AWR
CWT
MSEX
SJW
WTR
YORW
AWK

The following charts display the compounded five-year annual growth rate of our net income, EPS, and stock price through 2014.

High Quality Earnings

Net Income

(in millions)
$25
$20
$15
$10
$5
CAGR 16%
$10.2
$9.8
$11.3
$13.6
$18.2
$21.3
2009
2010
2011
2012
2013
2014

Earnings Per Share

$2.00
$1.75
$1.50
$1.25
$1.00
$0.75
CAGR 10%
$1.19
$1.14
$1.31
$1.55
$1.68
$1.95
2009
2010
2011
2012
2013
2014

Stock Price

Closing Stock Price on 12/31
$40.00
$36.00
$32.00
$28.00
$24.00
$20.00
CAGR 8%
$24.77
$27.88
$27.13
$29.78
$35.51
$36.29
2009
2010
2011
2012
2013
2014

Say-on-Pay Consideration
In accordance with SEC rules, our shareholders voted on the “say-on-pay” non-binding advisory resolution at our 2014 Annual Meeting. Our shareholders showed strong support (93.33%) for our compensation practices in 2014, an increase of 18.73 percentage points over 2013 and Proposal 2 in this Proxy Statement is this year’s non-binding advisory resolution on executive compensation. The Compensation Committee (for purposes of this CD&A, the “Committee”) takes seriously its commitment to maintain reasonable, market based and attractive executive compensation programs. To assist the Committee in its strategic compensation planning in this regard, the Committee engaged a consultant to complete a detailed executive compensation review that included an analysis of all executive compensation plans and programs to ensure alignment with emerging best practices and regulatory guidelines. The Committee discussed the recommendations of the Consultant at length and implemented changes, as discussed further in this section, to address plan elements that needed adjustments in 2014 and 2015.
Developments in our Executive Compensation Program for Fiscal Year 2014 and 2015

During fiscal year 2014 or in the first quarter of 2015, the Committee made the following modifications to executive compensation plans and programs for fiscal year 2015;

•	In January 2015, granted the first awards from the 2014 Performance Stock Program (“PSP”) which was approved and received strong support (vote of 93%) from shareholders at the 2014 Annual Meeting;

•	Increased CEO and other NEOs base salaries in 2014 and 2015 by an average of 4.0% each year;

•	Adjusted executive ranges by 1% at the midpoint in 2015 to maintain market competitive position as recommended by the Independent Compensation Consultant;

•	Added an individual executive strategic initiative component to the annual incentive plan metrics to drive performance in this critical area;

•
The long-term incentive metrics were redesigned into a TSR scorecard. This scorecard permits the Committee to make awards when the Company’s three-year average TSR performance meets or exceeds certain benchmarks when compared to the performance against the S&P Small Cap Utilities Index, the S&P Mid Cap Utilities Index and our Water Utility Peer Group, excluding the two largest peers. This approach further aligns the executives’ long-term focus with that of our shareholders;

•
Provided the CEO, in 2015, with a term life insurance policy because the benefit offered from the group term life policy was not sufficient to provide him the benefit detailed in his offer letter due to caps on compensation in the group term life policy;

•	Engaged The Wilson Group as the Independent Compensation Consultant in 2015 to review the compensation peer group and perform an executive and director benchmarking analysis;

•	Revised the compensation peer group in March 2015 to align with best practices; and

•	Approved revised metrics and granted eligibility to participants for the Non-Officer Incentive Plan ("NOIP") for fiscal year 2015.

PHILOSOPHY AND GOALS OF OUR EXECUTIVE COMPENSATION PROGRAM
The Company’s compensation philosophy is set by the Committee and affirmed by the Board. Our philosophy is described in the following table and is intended to align NEO compensation with the Company’s annual and long-term performance. A significant portion of each NEO’s total compensation opportunity is directly related to achieving the Company’s EPS, TSR and other absolute and relative performance targets driving our progress toward the goals of our long-term strategic and business plans.
We are pleased to share with you that in 2014 the Company's five-year average annual TSR exceeded the top 50th percentile of its peers at 11.1%. The three-year average annual TSR is 12.9% and beats the other small cap water utilities in the Water Utility Peer Group. The Company has also achieved growth in compounded annual growth rates for Net Income (16%); EPS (10%); and Stock Price (8%) over the five-year period 2010 - 2014. During this period, our NEO's compensation was assessed as competitive with the Company's Water Utility Peer Group as described on page 33, as measured by our 2013 executive compensation review, time adjusted.
We believe that our strong and consistent performance supports the executive compensation plans and programs the Committee has approved for the NEOs. Our goal has been to design best practice compensation plans that drive short and long-term positive results for our shareholders within the framework of our compensation philosophy as detailed further in this CD&A.
The Company wants its NEOs and employees to balance the risks and related opportunities inherent in the Company's industry and in the performance of their duties and share the upside opportunity and the downside risks once actual performance is measured. To this point, the Board has completed a risk analysis of all of our compensation policies and programs for its employees and has determined that these policies and programs are not reasonably likely to have a material adverse effect on the Company. For further information, please see the Risk Assessment on page 42.
A review of our programs will highlight two core concepts of our philosophy, pay for performance and pay at risk.
Summary of Executive Compensation Practices
The compensation practices that we have outlined below have been implemented because we believe that they are consistent with our shareholder's interests:
What we do:

•	A significant portion of our executive compensation is based on actual Company performance compared to absolute and relative measures and is therefore “at risk”;

•	Performance shares in our long-term and annual incentive programs are subject to both time and performance vesting requirements;

•
Multiple performance metrics between the annual and long-term incentive plans discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of the Company;

•	Appropriate balance between annual and long-term compensation discourages short-term risk taking at the expense of long-term results;

•	Our executives are required to acquire and maintain meaningful ownership positions in our Company's common stock;

•	Use a relevant peer group;

•	Maintain a clawback policy;

•	Provide reasonable, double trigger change in control arrangements; and

•	Retain an Independent Compensation Consultant to advise the Committee.
Following is a list of compensation practices that we have not engaged in because we do not believe that they are consistent with our shareholders' interests:
What we don't do:

•	Re-pricing or backdating of stock options;

•	Hedging or engaging in the following transactions that include shares of Common Stock: collars, short sales and other derivative transactions for NEOs or directors;

•	Contractual severance arrangements as a part of Employment Agreements;

•	"Stay-on bonus" provisions in employment agreements;

•	Excessive perquisites for executives; and

•	Provisions for excise tax gross ups in employment contracts issued after 2006.

The following table highlights the primary components and rationale of our compensation philosophy and the pay elements that support the philosophy.

Philosophy Component	Rational/Commentary	Pay Element
Compensation should reinforce business objectives and values.
One of the Company's guiding principles is to provide an enriching and rewarding workplace for our employees. Key goals are to retain, motivate and reward executives while closely aligning their interests with those of the Company, its shareholders and customers. Our compensation practices help us achieve these goals.
All elements (salary, annual and long-term equity linked incentive awards, retirement, and health and welfare benefits).
A significant amount of compensation for NEOs should be based on performance.
Risk appropriate, performance-based pay aligns the interest of management with the Company's shareholders. Pay for an executive is highly dependent on performance success. Performance-based compensation motivates and rewards individual efforts, unit performance, and Company success. Potential earnings under performance-based plans are structured such that greater compensation can be realized in years of excellent performance. Similarly, missing goals will result in lower, or no, compensation from the performance-based plans.
Merit salary increases, annual and long-term equity linked incentive awards (restricted stock, performance shares and performance cash).
Compensation should be competitive.
The Committee has the authority to retain any legal counsel, compensation consultant or other consultant to assist in the evaluation of director or executive compensation. The Committee has engaged a recognized independent compensation consultant every three years to analyze executive compensation competitiveness and provide recommendations regarding the Company's total pay program.
All elements.
Key talent should be retained.
In order to attract and retain the highest caliber of management, the Company seeks to provide financial security for its executives over the long-term and to offer intangible non-cash benefits in addition to other compensation that is comparable with that offered by the Company's competitors.
Equity-linked annual and long-term incentive compensation, deferred compensation arrangements, retirement benefits, employment agreements with change-in-control provisions.
Compensation should align interests of executives with shareholders and customers.	Equity ownership helps ensure that the efforts of executives are consistent with the objectives of shareholders and customers.	Equity-linked annual and long-term incentive compensation, ownership guidelines; and anti hedging policy.

Elements of Total Compensation
Executive Summary
We recognize that a sound and risk appropriate executive compensation program is part of what makes a company an employer of choice. Our compensation philosophy is to provide certain pay elements that are directly linked to the Company’s performance results. By doing so, we are able to provide the following:

•	reasonable salaries that reflect each executive’s responsibility level, qualifications and contribution over time;

•	benefits that adequately meet the needs of our employees and their families at a reasonable shared cost;

•	meaningful, performance-based annual incentives; and

•	long-term equity incentives that reflect the creation of shareholder value and drive other company objectives.
Of these four pay elements, we consider the annual and long-term incentive forms of compensation to be the most important because they enable us to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing organization on a day-to-day basis and into the future.

The value of annual incentives is directly linked to EPS as well as to other important targets such as customer and employee satisfaction as defined and approved by the Committee at the beginning of each fiscal year. The long-term incentive plan delivers awards upon the achievement of certain relative and absolute three-year average TSR targets. The long-term incentive plan helps to mitigate the potential risk that an executive might take short-term actions that are not in the long-term interest of the Company and its shareholders in order to achieve greater payouts through the annual incentive plan.
Annual and long-term incentive awards may be provided to executive officers in a variety of forms as outlined int the 2014 PSP. In 2014 and 2015, the Committee awarded three forms; performance shares, performance cash and restricted stock. Annual awards achieved vest at the conclusion of the fiscal year and long-term awards vest ratably over a three-year period. Vesting periods are reviewed by the Committee at the beginning of each three-year performance period and adjusted based on Company and market best practices and in alignment with the terms of the plan document.
To assist the Committee in executing its responsibilities, it engages a consultant (see information on Compensation Consultant (page 31)) every three years, or more frequently if needed, to provide the Committee with an understanding of best practice, competitive policies and programs and comparative performance and pay data based largely upon a sample of publicly-traded utilities (page 33 for 2014 and 34 for 2015). The peer group pay data is derived from proxy statements and helps the Committee establish the salaries and target incentive award opportunities for the NEOs. In setting 2014 compensation, the Consultant used data and information from an array of other regulated industry comparators, information from certain, well known and respected published surveys on executive compensation as well as Water Utility Peer Group proxy data to provide a well-defined review. In early 2015, the Committee, upon the advice of the Consultant, approved a revised Water Utility Peer Group (page 34) reflective of current best market practices.

In general, it is the intent of the Committee to have individual base salaries fall within a plus or minus range of 25% from the market median data established by the independent consultant. Variations within the plus or minus 25% range can occur based on length of service, performance, job grade, etc., and are considered by the Committee annually in the merit increase award process. Annual and long-term incentives are targeted at market median for performance that meets targeted annual objectives. Performance results can be above or below the targets set and the Committee intends to have the incentive compensation award levels mirror the actual performance results up to a defined cap. In 2014 and 2015, the cap on the annual and long-term incentive award levels is 120% and 150% of target, respectively. These caps reflect current market pay practices.
Discussion of Specific Elements of Compensation
Our approach to total compensation is to create a comprehensive compensation package designed to reward individual performance based on the Company’s short-term and long-term performance and how this performance links to our corporate strategy. The elements of our total compensation for executive officers, including the NEOs, are as follows:
Rewarding Short-Term Performance

•	Salary or Base Pay — This is the fixed amount of compensation for performing day-to-day responsibilities which aids in recruitment and retention and is designed to be market competitive.

•
Discretionary Bonuses — In addition to annual salaries paid to our NEOs, the Committee retains the right to award cash bonuses to the NEOs in its sole discretion and best business judgment, if the Committee determines that an NEO has made a significant contribution to the Company’s success in the past year.

•
Discretionary Stock Awards — The Committee retains the right to award shares of stock or other stock-based awards to the NEOs in its sole discretion and best business judgment, if the Committee determines that an NEO has made a significant contribution to the Company's success in the past year.

•
Annual Incentive Plan — Annual incentive compensation for the 2014 fiscal year was awarded through the 2004 PSP. Awards for 2015 and into the future will be made from the 2014 PSP. These Annual awards may be granted in the form of options, SARs, other stock-based awards, performance cash units, performance stock units and/or restricted stock. Voluntary performance share units are deferred vehicles paid out at specified dates, at retirement or upon death (see descriptions on page 47). Awards through this plan are earned for achieving the Company’s short-term financial goals and other strategic objectives measured for the current year and fully vest after the completion of each fiscal year. Annual awards are structured to provide competitively based and risk appropriate incentives to our executives to improve Company performance.

Rewarding Long-Term Performance

•
Long-Term Incentive Awards — Long-term performance-based awards for the 2014 fiscal year (“long-term awards”) were granted from the 2004 PSP and are awarded in the same form as the annual awards (stock option grants are permissible under the 2004 PSP and 2014 PSP as approved by shareholders, however, no options have been granted since 2003 and as of December 2013, all outstanding options have been exercised or have expired). Long-term awards vest over three years as described further below. These awards are granted to aid in the retention of executives, build executive ownership, and align compensation with achievement of the Company’s long-term financial goals, creating shareholder value and achieving strategic objectives as measured over multi-year periods.

Other Elements of Total Compensation

•
Other Benefits and Perquisites — The Company provides all active full-time employees with medical, dental, short-term disability, long-term disability and group term life insurance coverage. We pay all premiums for long-term disability and life insurance coverage for all employees plus additional benefits if any employee suffers a covered accidental loss resulting in death, dismemberment or paralysis. The Committee granted Mr. Thornburg a supplemental long-term disability policy in 2008, that when combined with the standard long-term disability policy benefit provided to other NEOs, will provide a benefit equal to 60% of his compensation in the event that he becomes disabled. The Committee also granted Mr. Thornburg, in 2015, with a term life insurance policy because the benefit offered from the group term life policy was not sufficient to provide him the benefit detailed in his offer letter due to caps on compensation in the group term life policy. Each of our executive officers is entitled to benefits on the same basis as other employees. All active full-time employees, including our executives, receive time off with pay for vacation and sick leave in accordance with Company policy.

•
Retirement Benefits — The Company’s qualified retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Our non-qualified retirement plans are intended to provide executives with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in our qualified pension plan by providing the benefits that are limited under current Internal Revenue Service ("IRS") regulations. More information on these retirement related plans may be found on pages 53 and 54. Amounts accrued for the Company’s health and welfare benefits are also consistent with those available to other Company employees.

•
Employment Agreements and Change-in-Control Severance Plans — The Company has entered into "double-trigger" employment agreements with each of its NEOs. The change-in-control agreements entered into with executive officers are intended to minimize the distraction and uncertainty that could affect key management in the event the Company engages in a transaction that could result in a change of control. These agreements generally address: role and responsibility; rights to compensation and benefits during active employment; termination in the event of death, disability or retirement and termination for cause or without cause; and resignation by the employee. Contracts also contain termination and related pay provisions in the event of a change-in-control. In all cases, for the change-in-control provisions in the employment agreements to apply, there must be both (1) a change-in-control, as well as (2) a termination of the executive’s employment by the Company without cause or a resignation by the executive for good reason. This is commonly referred to as a “double trigger” requirement. Further, the agreements stipulate that the executive may not compete with the Company for prescribed periods following termination of employment or disclose confidential information. Each of the change-in-control agreements, except those agreements with Messrs. Thornburg, Benoit, and Ms. Westbrook, limit the amount of the payments that may be made under the agreements to the IRS’ limitation on the deductibility of these payments under Section 280G of the Internal Revenue Code ("IRC"). Mr. O'Neill's agreement terminated at his retirement from the Company on September 30, 2014. Specifically, these agreements, including Mesdames Johnson’s and Wallingford's agreements, do not provide for a Section 280G “gross-up” in the event that payments exceed the IRS’ limitation as stated previously. The agreements with Messrs.

Thornburg, Benoit, and Ms. Westbrook do not contain this limitation and require the Company to reimburse them for certain tax impacts of exceeding this limit. See “The Impact of Tax Considerations on Executive Compensation Decisions” on page 41. Payments under each of the NEO Agreements are contingent on the executive's agreement to a 24-month non-compete agreement following termination of employment. We believe that the multiples of compensation and other benefits provided under the change-in-control agreements, as described beginning on page 47, are consistent with the practices of our compensation Water Utility Peer Group. Of note, the Company has not provided an agreement including an excise tax gross-up since Mr. Thornburg was hired in 2006. All Employment Agreements entered into after this date offer a limitation or a "Best of Net" cutback. The Company has no formal change-in-control or severance policy. However, as noted here, individual employment agreements generally have provisions related to both change-in-control and severance. In March 2014, the Committee and Board determined to remove the "stay-on bonus" feature from all Employment Agreements recognizing that this is no longer a favored market practice.

•
Other Compensation — The Company provides non-elective contributions to the Company Savings Plan ("401(k)") in recognition of service and contributions to the Company and allows for executive deferrals. All employees, including NEOs, may participate in the 401(k), as amended and restated in December 2013. Since January 1, 2009, the Company's 401(k) plan has included requirements of a special IRS safe harbor that allows the Company to make an automatic, non-elective contribution of 3% of salary for all eligible employees and an additional 1.5% non-elective contribution for eligible employees who are not eligible to participate in the Company's qualified defined benefit pension plan, even if the employee does not make his or her own contributions. Executive officers may also elect to defer compensation under a non-qualified salary deferral plan. The Company maintains a non-qualified Executive Deferred Compensation Plan and Director Deferred Compensation Plan that allow eligible members of management and the Board to defer a portion of their normal compensation. Management may defer their salary under the Executive Deferred Compensation Plan. Deferred amounts under the Plan are credited interest on a semi-annual basis at an interest credit equal to the product of Moody’s AAA Corporate Bond Yield Average Rate, plus an additional 4%, effective January 2012.

The Role of Management in Compensation Decisions
The Committee and the CEO discuss the financial metrics that closely align performance targets of the business with the strategic goals of the Company. The Committee and the CEO also discuss the individual goals and desired initiatives for each executive, to determine which initiative should become components of the annual incentive plan, and the extent to which performance targets for the previous year have been achieved.
The Committee reviews information provided by its Independent Compensation Consultant and uses that information as a reference point for setting the different components of compensation. The CEO provides input on and makes recommendations to the Committee for executives other than himself with respect to annual salary adjustments, annual and long-term incentive opportunity levels and adjustments, and grants of equity awards under our incentive plans. The Committee approves or modifies the compensation of these executives taking into consideration the CEO’s input and recommendations.
From time to time throughout the year, the CEO or the Vice President, Human Resources and Corporate Secretary may provide to the Committee market based data from published surveys, peer companies and other sources with regard to annual salary range adjustments, merit increase budgets and other information related to best practices and emerging trends on executive compensation matters to supplement information from the Consultant.
In 2014, the CEO was present at all of the Committee meetings, and attended a portion of one executive session at the invitation of the Lead Director. The CEO did provide information to the Committee regarding compensation for his direct reports in executive session but did not participate in meetings or deliberations when his own compensation was discussed.
The Role of the Compensation Consultant
The Committee has utilized the services of The Wilson Group as the Independent Compensation Consultant ("Consultant" or "The Wilson Group") since 2013. The Committee has the sole authority to hire or terminate their consultant as well as to approve fee arrangements for work performed. The Wilson Group assisted the Committee in fulfilling its responsibilities under its Charter, including advising on the development of the 2014 Performance Stock Program (“2014 PSP”), providing information on best practice trends in executive compensation, reviewing and recommending changes to the compensation peer group and advising on compensation matters for the NEOs. The Committee has authorized the Consultant to interact with management and the Committee’s outside legal counsel on behalf of the Committee, as needed to facilitate communication, information gathering activities and work processes required to carry out the instructions of the Committee (for example, the 2014 PSP and the revised Water Utility Peer Group for 2015).

In fiscal year 2014, The Wilson Group provided services to management in relationship to benchmarking compensation for non-executives. This work, as well as the total expense, was fully disclosed to and affirmed by the Committee and lead director of the Board. These services totaled less than $50,000 in 2014. The Committee has assessed the independence of The Wilson Group pursuant to SEC and NASDAQ rules and has concluded that the Consultant’s work for the Committee does not give rise to any conflict of interest concerns.
The Committee retains a compensation consultant every three years, or more frequently if needed, to review, gather competitive data and provide advice on executive compensation matters. The most recent executive compensation review was performed in November 2013 when the Committee engaged the services of The Wilson Group. In 2013 and 2014, the Consultant provided advice and information regarding the design and implementation of the Company’s executive compensation programs, and updated the Committee about regulatory and other technical developments that may affect the Company’s executive compensation programs. In addition, the Consultant provided the Committee with competitive market information, analyses and trends on base salary, short-term incentives, long-term incentives, and executive benefits.
In 2015, the Consultant was retained to review the Company's executive compensation peer group and perform a review of executive and director compensation for 2016. The Committee believes that the Consultant provides candid, direct and objective advice to the Committee, to that end:

•	the Committee directly selected the Consultant;

•	the Consultant is engaged by and reports directly to the Committee and the Chairman of the Committee;

•	the Consultant meets as needed with the Committee in executive sessions that may or may not be attended by any of the Company’s officers, as determined by the Chairman;

•	the Consultant has direct access to the Committee Chairman and members of the Committee during and between meetings; and

•	interactions between the Consultant and management generally are limited to internal data gathering, discussions on behalf of the Committee and information presented to the Committee for approval.
Competitive Positioning
In 2014, the Committee reaffirmed the Company’s total pay compensation philosophy to target the pay of our NEOs in a range of plus or minus 25% of the market median consensus of the following sources, weighted as indicated and averaged:

Data Sources That Comprise the "Market Composite"	Weighting
Water Utility Peer Group	2X
Other Regulated Industry Peer Group	1X
Published Surveys	1X

Consistent with the Committee's practice of completing an executive compensation benchmarking review once every three years, or more frequently if needed, the Committee reviewed data compiled by the Consultant from 2013 proxy statements for the peer group entities which provided philosophy, program design and total direct compensation statistical data for the top five executive officers by title and duties. The Consultants compared each NEO position to similar positions at other companies. The Consultant determined that five matches from a single peer group was required for data on a specific job description to be used in the analysis. Such matches were made for the Chief Executive Officer, Chief Financial Officer, and Vice President, Service Delivery. Market Data was captured at the 25th, 50th, and 75th percentiles, consistent with the Company’s current compensation philosophy, however to reflect the Company's size, data reflecting the 25th percentile of the primary peer group was utilized. All data was aged to a common date of July 2014.
To determine the market value of each position, the Consultant calculated the Mean, Median, and Market Consensus of the data. The resulting information was then presented to the Committee in the form of a comparative analysis of actual pay to the marketplace for compensation components including base pay, total cash compensation and total direct compensation. This information was the basis for how each NEO position was assigned to a salary grade.
The Committee used these salary grades to determine the preliminary salary recommendation, the preliminary target annual, and long-term equity incentive award value for each executive position. Each salary grade is expressed as a range with a minimum, midpoint, and maximum. The Committee seeks to set the midpoint for Executive officer salaries, target annual and target long-term incentive award values to a position plus or minus 25% of the median reported for executives in equivalent positions in the comparator groups and other resources disclosed on page 33. The minimum level of each salary grade is set close to the bottom quartile of these groups, while the maximum level is set close to the top quartile of each group.
This framework provides a guide for the Committee’s deliberations. The actual total compensation and/or amount of each compensation element for an individual executive officer may be more or less than this median figure.

The Water Utility Peer Group comparators and the Other Regulated Industry Peer Group companies in this section were independently recommended by the Committee's previous Consultant; CRI, and reaffirmed based upon input from the Committee Chairman and the Company’s Chairman, President and CEO. The Other Regulated Industry Peer Group and the published surveys were utilized because executive and officer jobs are typically viewed as part of a broader labor market.
Water Utility Peer Group

Company	Primary Industry	Ticker
AMERICAN STATES WATER CO.	Water & Electric Services	AWR
AMERICAN WATER WORKS CO.	Water & Waste Water Services	AWK
AQUA AMERICA INC	Water & Waste Water Services	WTR
ARTESIAN RESOURCES - CL A	Water & Waste Water Services	ARTNA
CALIFORNIA WATER SERVICE GP	Water & Waste Water Services	CWT
MIDDLESEX WATER COMPANY	Water & Waste Water Services	MSEX
SJW CORP	Water & Waste Water Services	SJW
UIL HOLDINGS CORP	Electric Services and Gas	UIL
YORK WATER COMPANY	Water & Waste Water Services	YORW
Other Regulated Industry Peer Group

Company	Primary Industry	Ticker
ACNB CORPORATION	Financial Services	ACNB
AMERIGAS PARTNERS – LP	Natural Gas Distribution	APU
AMERISERV FINANCIAL INC	Financial Services	ASRV
CENTRAL VT PUBLIC SERVICE	Electric Utility	CV
CHESAPEAKE UTILITIES CORP	Natural Gas Distribution & Electric	CPK
CITIZENS & NORTHERN CORP	Financial Services	CZNC
CITIZENS FINANCIAL SVCS	Financial Services	CZFS.OB
CODORUS VALLEY BANCORP	Financial Services	CVLY
FRANKLIN FINANCIAL SVCS	Financial Services	FRAF.OB
NEW JERSEY RESOURCES	Natural Gas Distribution	NJR
PIEDMONT NATURAL GAS CO	Natural Gas Distribution	PNY
REPUBLIC FIRST BANCORP	Financial Services	FRBK
RGC RESOURCES INC	Natural Gas Distribution	RGCO
ROYAL BANCSHARES	Financial Services	RBPAA
STAR GAS PARTNERS - LP	Oil & Gas Distribution	SGU
SUBURBAN PROPANE	Natural Gas Distribution	SPH
UNITIL CORPORATION	Electric Services & Gas	UTL
WGL HOLDINGS INC	Natural Gas Distribution	WGL

Published Surveys
The Committee reviewed the following surveys in conjunction with the November 2013 review:
1.Benchmark Database Executive Survey Report; Mercer; used to obtain national data on 638 companies with less than $500 million in revenue
2.CompAnalyst; used for total direct compensation on utility companies adjusted for revenues of $50 million to
$200 million and state of Connecticut
3.Salary Budget Survey; World@Work 2013
4.Towers Watson; Executive Compensation Survey; data from manufacturing companies with revenues less than $200 million or less than 1,000 employees
All peer and survey data was updated or "aged" by 3% annually to July 2014 based on market trends for the utility industry.

In 2015, the Committee engaged the Consultant to review the Company’s compensation peer group.

Based on recommendations from the Consultant, the Committee considered the following criteria when establishing the 2015 compensation peer group:
1.The peer group is comprised of companies within the same basic industry segment as the Company;
2.The number of companies is large enough to reflect a group of companies that is not expected change over            time. If one or two utilities in this peer group are acquired or go private, it should not distort the Company’s            benchmark comparisons over time;
3.The companies reflect a stable set of utilities from a performance perspective readily allowing comparisons to         TSR when benchmarking pay and performance relationships; and
4.The majority of these utilities have been selected as peer companies by ISS and/or Glass Lewis. This means            that these proxy advisory firms believe that these companies reasonably reflect our industry practices and            performance.

Resulting from that review and subsequent recommendations, the Committee established the 2015 Water Utility Peer Group as follows:

Company	Primary Industry	Ticker
American States Water	Water & Electric Services	AWR
American Water Works Company	Water & Waste Water Services	AWK
Aqua America	Water & Waste Water Services	WTR
Artesian Resources Corporation	Water & Waste Water Services	ARTNA
California Water Services Group	Water & Waste Water Services	CWT
Chesapeake Utilities Corporation	Natural Gas Distribution & Electric	CPK
Delta Natural Gas Company	Natural gas Distribution	DGAS
Empire District Electric	Electric Services & gas	EDE
Gas Natural, Inc.	Natural Gas Distribution	EGAS
Middlesex Water Company	Water & Waste Water Services	MSEX
Northwest Natural Gas Company	Natural Gas Distribution	NWN
RGC Resources	Natural Gas Distribution	RGCO
SJW Corporation	Water & Waste Water Services	SJW
Unitil Corporation	Electric Services & Gas	UTL
York Water Company	Water & Waste Water Services	YORW

The Company's size in relation to this peer group is approximately at the 25th percentile, so the Committee will benchmark compensation for the executives at that level as advised by the Consultant.

How We Make Compensation Decisions
In conjunction with the review and approval of the upcoming year’s financial and strategic plans each fall, the Committee determines the level of potential awards through the Company’s PSP for the upcoming year, and undertakes a risk analysis to identify any adverse material impacts and take steps to mitigate such impacts. The specific performance goals are established and the corresponding maximum and minimum awards are determined by the Committee taking into consideration guidance from the Consultant. At the conclusion of the PSP plan year when performance has been measured, the Committee determines for each NEO what portion of the awards was actually earned, based upon the achievement of performance goals set in the financial and strategic business plans. The awards are then made to the participants. Long-term awards have pre-established goals that must be achieved, a vesting period that must be satisfied, and a continued employment term of three years, except in the case of an approved retirement, when vesting may be accelerated per the terms of the 2004 and 2014 PSP.

In the first quarter of each year, the Committee reviews the current total compensation of our leadership team, the executive officers reporting to the CEO, including salaries, target annual and long-term incentive award values, perquisites, other benefits (including retirement, health, and welfare benefits) and change-in-control arrangements. The Committee receives an annual report from the CEO in executive session on each individual executive’s historical compensation information; each executive’s performance reviews; a progress report on the executive’s results in achieving strategic objectives; and general competitive market information pertaining to salary increase budgets and executive compensation. As reported in detail beginning on page 31, every three years, or as frequently as the Committee desires, a recognized independent compensation consultant is engaged to analyze executive compensation competitiveness and reasonableness of the Company’s executive officer pay levels and program. Comparisons have regularly been made to a sample of larger and smaller publicly-traded water company competitors for executive talent, including our 2014 Water Utility Peer Group members, as disclosed on page 33. The Consultant also provides recommendations regarding executive compensation program strategy, mix and award practices based upon competitive market trends as well as tax and financial efficiencies. CRI provided an analysis and recommendation to the Committee in December 2011. The Wilson Group most recently presented a similar report to the Committee in November 2013 and has been engaged to provide recommendations again in 2015.
The Committee then sets each executive’s compensation target for the current year. Typically, this involves establishing annual merit opportunities. Merit pay adjustments become effective on a date determined by the Committee, typically in the first half of the year. The Committee’s decisions are then reported to and reviewed by the Board per the Committee Charter.
Decisions about individual compensation elements and total compensation are ultimately made by the Committee using its best business judgment, focusing primarily on the executive officer’s performance against his or her individual financial and strategic objectives, as well as the Company’s overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the financial and strategic objectives were achieved. Thus, with the exception of the performance awards discussed later, the compensation of our executives is not entirely determined by formula.

Total Annual Cash Compensation
In the first quarter of 2014, the Committee conducted a review of the base pay amounts for each NEO and made adjustments in line with the Company’s merit increase budget, an analysis of competitive executive merit pay data provided by the Consultant, Company financial performance and the report of the CEO on the individual performance of each of the NEOs and other officers for the most recent performance period. Based on this review, the Committee approved a 2% increase to the grade range midpoints for the executives and non-executives to maintain the competitiveness of the Company's ranges.
As advised by the Consultant, the Committee adopted the best practice of basing the annual and long-term incentive targets on each NEO’s base salary amending their prior practice of using grade range midpoints with the exception of Ms. Wallingford. Her base pay was behind the midpoint in her new grade range in 2014 and, thus, her incentive opportunity would not have been competitive to the market, leading the Consultant to recommend and the Committee to set her award opportunity to the midpoint in her grade range. The Committee believes that base salary is a reflection of not only market competitive positioning but also an accurate reflection of the Committee’s assessment of the NEO’s individual performance, skills and experience, therefore, using this as the basis for expressing incentive opportunity is a reasonable practice and can serve to motivate performance.
In 2014, the Committee, upon the recommendation of the CEO, approved a promotion for Mr. Benoit, to SVP, Finance & CFO, with an associated, increase in base pay to $295,239 along with a change in annual and long-term award opportunity as disclosed in the table on the following page.
The charts on the following page illustrate the January 2015 percentages of total compensation related to base pay, annual plan and long-term plan for each of the NEOs.
As mentioned previously, the primary reason for individual variation of salaries from the market median include individual performance, skills, experience and length of time in current position. Similarly, because annual incentive targets and the annualized value of long-term incentive targets are applied to actual base pay, total cash and total direct compensation values may differ from market median total compensation levels.
This practice results in a large percentage of total compensation (excluding benefits) for the NEOs being performance based. The following table shows 2014 total actual performance-related percentages for the NEOs.

2015 CEO Total Compensation at Target
Base Pay
Annual Plan
Long-Term Plan
33%
46%
21%
Base Pay = $445,200

2015 CFO Total Compensation at Target
Base Pay
Annual Plan
Long-Term Plan
22%
56%
22%
Base Pay = $295,239

2015 President MWC & VP Average Total Compensation at Target
Base Pay
Annual Plan
Long-Term Plan
19%
19%
62%
Base Pay
Wallingford = $202,527
Westbrook = $239,983
Johnson = $231,049

		ACTUAL 2014
	Fixed	Performance-Based
NEOs	Salary (% of Total)	PSP-Annual Incentive (% of Total)	PSP –Long- Term Incentive (%of Total)	Total Performance Related (% of Total)

Mr. Thornburg	45.78%	23.29%	30.93%	54.22%
Mr. Benoit	55.61%	25.06%	19.33%	44.39%
Ms. Wallingford	54.86%	21.11%	24.03%	45.14%
Mr. O’Neill(1)	45.04%	27.48%	27.48%	54.96%
Ms. Westbrook	58.63%	20.18%	21.19%	41.37%
Ms. Johnson	59.99%	20.34%	19.67%	40.01%

(1) Mr. O'Neill resigned as the Company's Vice President - Service Delivery effective April 1, 2014 and retired effective	September 30, 2014.

Performance Objectives and Annual Incentive Awards Though the 2014 PSP
We carefully set annual incentives through the 2014 PSP to reward our executive officers, including the NEOs, for the Company’s annual performance in achieving pre-established financial and strategic goals set at the Company level. In the fourth quarter of each year, based on the CEO’s recommendations for his direct officer reports, the Committee reviews this information to determine if any material adverse impact may arise as a result of the recommendations and then establishes the threshold, target and maximum annual incentive award opportunity for each NEO, sets the performance objectives for the upcoming performance year and reviews those actions with the Board. All references to the CEO’s recommendations relate to executives other than himself. All decisions related to the CEO are made by the Committee in consultation with the Consultant and are reviewed with the Board in accordance with the Committee’s Charter.

Threshold, Target and Maximum Incentive Award Opportunities
The Committee established a threshold, target and maximum incentive award opportunity for each NEO expressed in 2014 as a percentage of the base pay for the annual and long-term awards as detailed in the chart below, with the exception of Ms. Wallingford, whose award opportunity is based on her grade range midpoint. The ranges for 2014 were revised in response to the 2013 executive compensation review completed by the Consultant to reflect the Company’s compensation philosophy, market competitive information and practices at that time.
The 2014 PSP is a tool that the Committee employs to pay fully-competitive short and longer-term cash and equity incentives when performance against goals meets the target level. The Committee has the authority to determine the amounts of annual and long-term awards and to adjust actual performance results for extraordinary circumstances when the Committee, exercising its sound business judgment, deems it prudent to do so.

	2014 Performance Stock Plan Annual Awards as Percentage of Base Pay or Salary Grade Midpoint
	Achievement Levels	80%	100%	120%

NEOs	2014 Base Pay ($)	PSP Annual Award at Threshold	PSP Annual Award at Target	PSP Annual Award at Maximum
Mr. Thornburg	424,000	35%	45%	60%
Mr. Benoit	295,239	30%	40%	50%
Ms. Wallingford(1)	185,122	20%	30%	40%
Ms. Westbrook	228,555	20%	30%	40%
Ms. Johnson	220,047	20%	30%	40%
(1) Ms. Wallingford's target award opportunity, when calculated on base pay, was not competitive to the market. As               such, the Consultant recommended and the Committee approved using grade range midpoint ($216,400) for the basis of              her award opportunity calculations.
Annual Incentive Performance Objectives
Based on the CEO’s recommendations and an analysis of the associated potential risk points, the Committee sets the financial and strategic performance objectives for each executive officer, including the NEOs. In selecting the financial performance objectives, the Committee sought to have the executives focus on the Company’s operating financial performance, including in 2014, target EPS of $1.78 at a weight of 80%, customer satisfaction and employee satisfaction at a combined weight of 20%.
2014 Annual Incentive Performance Process
In executive session, the Committee selected and quantified the CEO’s performance goals, taking into consideration the Company’s current financial and strategic priorities. The Committee recognizes that EPS should be emphasized, but also that performance against this metric may not be reflected in a single 12-month period. For 2014, 80% of the CEO’s annual incentive award opportunity was based on the Committee’s assessment of the Company’s total financial performance. Each of these goals are further defined by identifying the threshold level of performance (80%), target or expected performance (100%) and maximum level of performance (120%). Mr. Thornburg’s financial performance for 2014 was measured by the following metrics:

•	EPS — $1.78 at target
The remaining 20% of his award opportunity was based on the Committee’s assessment of the following strategic goals:

•	customer satisfaction; and

•	employee satisfaction.

The Committee selected these strategic goals based on its judgment that they represent areas where the CEO should focus his energies to continue to drive the Company’s business forward. The potential risks associated with the CEO’s performance goals were reviewed by the Committee and with the Board and his progress was periodically reviewed by these same entities during the year.
For 2014, annual incentives for our other NEOs were based on performance measured against the same set of strategic Company goals assigned to the CEO.

When setting the target levels for the financial and strategic objectives relating to the annual incentive awards the Committee concluded that the relationship between the payments generated at the various levels of achievement for the NEOs other than the CEO and the degree of difficulty of attainment of the performance targets was significant and reasonable.
Performance Objectives and Long-Term Incentive Awards Though the 2014 PSP
We use long-term incentives through the 2014 PSP to reward our executive officers, including the NEOs, for the Company’s longer-term performance in achieving pre-established financial and strategic goals set at the Company level. In the last quarter of each year, based on the CEO’s recommendations for his direct officer reports, the Committee establishes the threshold, target and maximum long-term incentive award opportunities for each executive and approves the performance objectives for the upcoming performance year. All references to the CEO’s recommendations relate to executives other than himself. All decisions related to the CEO are made by the Committee and are reviewed with the Board in accordance with the Committee’s Charter.
Consistent with several previous performance metrics enhancements, for plan year 2014, the Committee, in consultation with the Consultant, set the metrics of the long-term incentive plan to a comparison of its absolute three-year annual average TSR to two broader market indices, the S&P Small Cap Utilities Index (PSCU) and the S&P Mid Cap Utilities Index (S4UTIL) in addition to a component of the Company’s publicly traded Water Utility Peer Group, excluding the peer group’s largest peers; American Water Works and Aqua America. TSR is a term describing the total of the Company’s stock price appreciation and aggregate dividends over a specified period of time. The Consultant and the Committee believe that measuring performance against broader market indices in addition to the utility peers provides a better reflection of performance given that the current Water Utility Peer Group includes only eight reference points. With such a narrow group of comparators, there is a high risk of substantial volatility due to the impact of specific actions on the part of one or two peers (for example, one peer does a significant acquisition or divestiture in the measurement period) on the total aggregate results of the group. In 2015, the Committee further refined the long-term TSR metric to a scorecard method. The scorecard permits the Committee to provide award opportunities when the Company's three-year annual average TSR performance meets or exceeds certain benchmarks when compared to the S&P Small and Mid Cap Utilities indices and the Water Utility Peer Group, excluding its two largest peers.
Target Long-Term Award Opportunities
As reported in the table below, the 2014 target incentive opportunities for the NEOs ranges from 45% - 30% of base pay in the long-term incentive plan. These target levels were determined to be at market median for similar positions as recommended by the Consultant. Should an executive’s responsibilities increase during the year and/or be promoted, the target incentive opportunity for the year may be adjusted to reflect the new salary range and target bonus opportunity. The achievement levels for the long-term plan is 50% at threshold, 100% at target and 150% at maximum levels of performance to better reflect market practices that provide more upside opportunity for performance that exceeds target.

2014 Performance Stock Plan Long-Term Awards as Percentage of Base Pay or Salary Grade Midpoint
Achievement Levels	50%	100%	150%

	PSP Long-Term Award at Threshold	PSP Long-Term Award at Target	PSP Long-Term Award at Maximum
Mr. Thornburg	35%	70%	105%
Mr. Benoit	20%	40%	60%
Ms. Wallingford	15%	30%	45%
Ms. Westbrook	15%	30%	45%
Ms. Johnson	15%	30%	45%
2014 Long-Term Incentive Performance Objectives
Based on the CEO’s recommendation, the Committee approved the financial and strategic performance objectives for each executive officer, including all NEOs. In selecting the financial performance objectives, the Committee sought to have the executives focus on achieving a targeted three-year average TSR to the established water utility peer companies as follows:

•
Threshold - Achieve a three-year annual average TSR that places the Company above one of the following indices; the S&P Small Cap Utilities Index, the S&P Mid Cap Utilities Index or our publicly traded Water Utility Peer Group (excluding American Water and Aqua America, Inc.)

•
Target - Achieve a three-year annual average TSR that places the Company above two of the following indices; the S&P Small Cap Utilities Index, the S&P Mid Cap Utilities Index, and/or our publicly traded Water Utility Peer Group (excluding American Water and Aqua America, Inc.)

•
Maximum - Achieve a three-year annual average TSR that places the Company above all three of the following indices; the S&P Small Cap Utilities Index, the S&P Mid Cap Utilities Index, and our publicly traded Water Utility Peer Group (excluding American Water and Aqua America, Inc.)

2014 Long-Term Incentive Performance Process
The Committee selected and weighted the CEO’s goals, taking into consideration the Company’s current financial and strategic priorities and reviewing all associated elements of risk. The Committee recognizes that delivering sustained shareholder value is critical to the Company’s success and as such set the CEO’s 2014 long-term incentive award opportunity as previously detailed above.
The Committee set the target levels associated with this objective and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the target was significant and reasonable.
The CEO’s goals were reviewed with the Board and his progress was periodically reviewed by the Committee and the Board during the year.
The 2014 long-term incentives for our other NEOs were based on performance measured against the same goals set for the CEO by the Committee.
PSP Annual and Long-Term Incentive Measurement
2013 Award Measurement Paid in 2014
The Committee met on March 11, 2014, and finalized amounts payable as annual and long-term incentive awards to the NEOs. The annual results for the 2013 plan year were reported previously in the 2014 Proxy Statement but are reiterated here because the payments of such portions of the annual and long-term awards for 2013 had an impact on the NEO’s compensation in 2014.
The annual plan included the previously detailed EPS target of $1.44 for 2014. The actual EPS for 2014 was $1.68 which exceeded the maximum level of performance and equated to an award of 120% of target for each NEO, providing 84% to the award allocation calculation. The growth metric was achieved at target, the customer satisfaction metric was achieved at 110% of target and the employee satisfaction metric was achieved at the maximum level of performance defined by the Committee and capped at 120% of target, adding 33% to the award allocation calculation. Each of the NEOs received 117% of their target award allocations for 2014.
Total awards earned through the 2004 PSP for the 2013 plan year were as follows (previously disclosed in the 2014 Proxy Statement):

	2013 Annual and Long-Term PSP Awards Earned in 2014
	Annual PSP Award ($)	Long-Term Award ($)
Mr. Thornburg	241,747	272,097
Mr. Benoit	105,425	121,179
Ms. Wallingford(1)	80,206	95,465
Mr. O’Neill	81,676	95,465
Ms. Westbrook	81,676	95,465
Ms. Johnson	81,676	95,465
(1) Ms. Wallingford was not previously an Named Executive Officer and did not appear in the 2014 Proxy Statement              Tables.
The Company’s 2014 Strategic Plan provided the targets for awards through the 2004 PSP that were to be payable in 2015. These were the final awards granted from the 2004 PSP (granted in 2014).
As mentioned previously above, the 2014 long-term awards were based on the Company’s three-year annual average TSR performance exceeding at least one but up to three of the following; the S&P Small Cap Utilities Index, the S&P Mid Cap Index and the Water Utility Peer Group, excluding American Water and Aqua America, Inc. The results were as follows:

•The Company’s three-year annual average TSR for the period ending 2014 was 12.9%;
•The S&P Small Cap Utilities Index three-year annual average TSR for the period ending 2014 was 12.5%;
•The S&P Mid Cap Utilities Index three-year annual average TSR for the period ending 2014 was 15.6%; and
•The Water Utility Peer Group’s (excluding American Water and Aqua America, Inc.) three-year annual     average TSR for the period ending 2014 was 18.8%.
The Company’s performance against the long-term metric was below threshold levels for 2014. The Committee, using the Committee's discretionary authority under the 2004 PSP and its sound business judgment, determined in March, 2015, to grant to the NEOs for 2014, an award at threshold, or 80%, on the basis of the following successes.
•Five-year Average Annual Customer growth - 7%
•Five-year Average Annual Net Income growth - 16%
•Five-year Average Annual EPS growth - > 10%
•Five-year Average Annual Share Price growth - 8%
These metrics were achieved largely because of the following factors that management drove from 2011 through 2014:
•Acquisitions in Maine;
•Passage and adoption of the Water Revenue Adjustment mechanism in Connecticut;
•Passage and implementation of WISC in Maine; and
•Repair Tax adoption with the three party Settlement Agreement in Connecticut.
The Committee also acknowledged that the Company’s TSR performance lagged the S&P Small Cap Utilities Index by less than 0.06%.
The Committee also met on March 4, 2015, and finalized amounts payable as annual and long-term incentive awards to the NEOs through the 2004 PSP for 2014.
The Annual Plan included the previously attained EPS target of $1.78 for 2014. The actual EPS for 2014 was $1.95 which exceeded the maximum level of performance defined by the Committee and was capped at 120% of target for each NEO, providing 96.0% to the award allocation calculation.
The customer satisfaction score for all but Ms. Wallingford did not meet the threshold, so the award allocation was 0%. Ms. Wallingford met the maximum level of achievement (capped at 120% of target) and received 12.0% to the award allocation calculation.
The employee satisfaction score for all NEOs with the exception of Ms. Wallingford, exceeded the maximum level of achievement (capped at 120% of target) and provided 12.0% to the award allocation calculation. Ms. Wallingford’s score did not reach threshold, so the award allocation was 0%.
Each of the NEOs received 108.0% of their target award allocations for 2014 as detailed below.

	Eric W. Thornburg, President & CEO 2014 Annual Plan Shared Goals
	Weighting	Achievement Level	Goal Value ($)
Financial Performance — EPS	80%	96.0%	203,520
Customer Satisfaction	10%	—%	—
Employee Satisfaction	10%	12.0%	25,440
Total			228,960

	David C. Benoit, Senior Vice President & CFO 2014 Annual Plan Shared Goals
	Weighting	Achievement Level	Goal Value ($)
Financial Performance — EPS	80%	96.0%	118,096
Customer Satisfaction	10%	—%	—
Employee Satisfaction	10%	12.0%	14,762
Total			132,858

	Judith E. Wallingford, President Maine Water 2014 Annual Plan Shared Goals
	Weighting	Achievement Level	Goal Value ($)
Financial Performance — EPS	80%	96.0%	69,248
Customer Satisfaction	10%	12.0%	8,656
Employee Satisfaction	10%	—%	—
Total			77,904

	Maureen P. Westbrook, Vice President 2014 Annual Plan Shared Goals
	Weighting	Achievement Level	Goal Value ($)
Financial Performance — EPS	80%	96.0%	73,138
Customer Satisfaction	10%	—%	—
Employee Satisfaction	10%	12.0%	9,142
Total			82,280

	Kristen A. Johnson, Vice President HR & Corporate Secretary 2014 Annual Plan Shared Goals
	Weighting	Achievement Level	Goal Value ($)
Financial Performance — EPS	80%	96.0%	70,415
Customer Satisfaction	10%	—%	—
Employee Satisfaction	10%	12.0%	8,802
Total			79,217
Mr. O'Neill resigned as the Company's Vice President - Service Delivery effective April 1, 2014 and retired effective September 30, 2014.

Total awards earned through the 2004 PSP for the 2014 plan year were as follows:

	2014 Annual and Long-Term PSP Awards Earned in 2014
	Annual PSP Award ($)	Long-Term PSP Award ($)
Mr. Thornburg	228,960	148,400
Mr. Benoit	132,858	59,048
Ms. Wallingford	77,904	32,460
Ms. Westbrook	82,280	34,283
Ms. Johnson	79,217	33,007

The Impact of Tax Considerations on Executive Compensation Decisions
While the Company’s executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to achieve our objectives as described throughout this Compensation Discussion and Analysis section. Section 162(m) of the IRC of 1986 generally precludes the deduction for federal income tax purposes of more than $1 million in compensation (including long-term incentives) paid individually to our Chief Executive Officer and the other NEOs in any one year, subject to certain specified exceptions. As previously noted, under the amended and restated employment agreement and change-in-control plan descriptions for Messrs. Thornburg, Benoit, and Ms. Westbrook beginning on page 47, in the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment,” as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then an additional “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. We included these provisions in these agreements because we did not want the potential excise tax to serve as a disincentive to pursue a change-in-control transaction that might otherwise be in the best interests of our shareholders. We believe that, in light of our NEOs record of performance, this determination is appropriate. Neither Ms. Wallingford's Employment Agreement nor Ms. Johnson's Amended and Restated Employment Agreement and change-in-control plan provide for a tax gross-up, instead, the Committee and Board amended each of Ms. Wallingford's Employment Agreement and Ms. Johnson's Amended and Restated Employment Agreement on January 24, 2013, to include a “Best of Net Cutback” provision. A "Best of Net Cutback” provision provides that the executive may receive his or her full change-in-control related payment and be responsible for all taxes, except that the payments will be reduced to an amount such that the payments would not constitute an "excess parachute payment," as defined in IRC Section 280G, if it would be more favorable to the executive on an after-tax basis.

Compensation Clawback Policy
The Committee has adopted a compensation clawback policy that applies to all incentive compensation received by executive officers and augments the clawback policy, set by regulation and included in the 2014 PSP. Under the policy, the Company may recover from an executive officer the amount of previously paid incentive compensation (including both cash and equity awards) that the Board of Directors determines to be appropriate in two circumstances. The first circumstance arises if an executive officer’s acts or omissions are a significant contributing factor to a requirement that the Company restate its reported financial results due to a material error. The second circumstance under which compensation may be recovered under the policy arises if the executive officer’s employment is terminated for “cause.” Under the policy, “cause” is defined to include instances of gross negligence, willful misconduct or willful malfeasance that materially adversely impact the Company’s reputation or business; willful violations of law that materially adversely affect the Company’s reputation or business; or theft, embezzlement or fraud. This clawback provision is intended to provide enhanced safeguards against certain types of executive misconduct, and allows for recovery of significant compensation paid to an executive officer who engages in such misconduct. In addition, the Committee has adopted a compensation clawback policy that applies to incentive compensation received by employees at large of the Company. The policy provides that if the Company is required to restate its financial results to correct a material error, and the Board of Directors reasonably determines that an employee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement, then, to the extent permitted by applicable law, the Company may recoup or “clawback” such incentive compensation that the Board of Directors, in its discretion, determines to be appropriate.
Anti-Hedging Policy
The Company does not allow directors, officers, and specified employees to hedge the value of Company equity securities held directly or indirectly by the director or employee. Company policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities, as well as short sales of Company securities, hedging or monetization transactions or purchases of Company equity securities on margin. In addition, in 2014, no directors or officers pledged any common stock.
Risk Assessment
The Committee of the Board regularly reviews the compensation policies and practices for all employees, including executive officers, and has determined that our compensation policies do not, and are not reasonably likely to, have a material adverse effect on the Company. The Committee, following its review and approval of executive compensation matters, reports to the full Board for their ratification. The Company believes that this is an important step to assure that the decisions made by the Committee are aligned with the strategy of the Company and transparent to all constituencies, therefore exposing any potential risks for discussion and mitigation. The Committee makes decisions regarding incentive and other forms of compensation based on analysis and discussion of the following key factors, presented by knowledgeable industry professionals that have the potential to encourage excessive risk-taking:

•	an excessive focus on equity compensation;

•	a total direct compensation mix weighted toward annual incentives;

•	uncapped payouts;

•	unreasonable or undefined incentive plan goals; and

•	incentive payout “cliffs” that may encourage short-term business decisions to achieve payout parameters.
The Committee highlights the following design features of our executive compensation programs that operate to mitigate the concern of excessive risk taking for participants:

•	all plan parameters, including design, metrics, and payout targets are reviewed by an Independent Compensation Consultant engaged by the Committee;

•
the incentive plan design provides for a conservative mix of cash and equity, annual and long-term incentives and performance metrics including relative three-year annual TSR comparisons, EPS, customer and employee satisfaction;

•	goals are appropriately defined to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	rolling three-year, long-term performance targets discourage short-term risk taking;

•	maximum payout levels for incentives are capped;

•	all executives participate in the same incentive plan, the 2004 PSP through April 24, 2014 and then the 2014 PSP as of May 8, 2014;

•	the Company does not currently grant stock options;

•	the Committee has the power to reduce payouts at their discretion;

•
as public water utilities, the Company’s primary subsidiaries do not face the same level of risks associated with compensation for employees and executives at financial services or technology companies; and

•	the 2014 PSP contains an appropriate clawback policy and the Company has augmented that to include additional situations that might give rise to a clawback on incentive compensation.
Non-Officer Incentive Plan
The Committee determined that, for all non-executive employees, the Company’s compensation programs are low risk. Each year from 2011 - 2015, the Committee has approved a short-term cash incentive program for non-officers called the Non-Officer Incentive Plan (“NOIP”). The Committee designed this plan to encourage a team of senior managers to accomplish goals related to key business drivers such as: EPS; sustainable, cost-effective efficiencies; revenue enhancements; responsible reductions in operations and maintenance expense; as well as customer and employee satisfaction. Ultimately, the NOIP benefits shareholders and customers by appropriately reducing expenses or enhancing revenues while maintaining exceptional customer service and water quality and encouraging safety and infrastructure improvements. In the period 2011 through 2014, the NOIP resulted in approximately $3.1 million in sustainable, appropriate savings. In 2014, the team identified $655,197 in expense reductions against a total incentive payout of $494,860 to participants. The Compensation Committee has determined that this program will not pose a material adverse effect for the Company due to the fact that:

•	goals are appropriately defined to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	maximum payout levels for incentives are capped;

•	the Committee has the power to reduce payouts at their discretion; and

•	the 2014 PSP includes a clawback policy in the unlikely event that Plan awards have an unanticipated effect on risk.
The Company maintains a single discretionary annual bonus program for non-executive employees rewarding world class customer service satisfaction scores. This bonus is determined by management and, when paid, is generally less than a week of wages for participants.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2014 Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)(4)	Total ($)
Eric W. Thornburg,	2014	456,615	—	424,955		—	—	627,741		15,702	1,525,013
Chairman/President/CEO	2013	417,033	—	376,749		—	—	128,126		20,317	942,225
	2012	389,941	—	369,000		—	—	317,857		13,001	1,089,799
David C. Benoit, (5)	2014	298,360	—	47,238		—	168,087	650,527		8,089	1,172,301
SVP Finance/CFO	2013	260,620	—	33,930		—	180,556	86,410		7,819	569,335
	2012	245,868	—	33,232		—	178,878	311,932		7,376	777,286
Judith E. Wallingford,(6)	2014	205,631	—	64,920		—	59,617	326,182		6,169	662,519
Division President, Maine Water
Terrance P. O’Neill,	2014	174,915	—	—	(7)	—	47,404	—	(7)	182,344	404,663
VP, Service Delivery	2013	214,319	—	47,733		—	108,193	25,362		6,430	402,037
	2012	206,075	—	46,751		—	107,748	254,554		6,182	621,310
Maureen P. Westbrook	2014	246,136	—	79,641		—	45,711	526,562		7,348	905,398
VP, Regulatory & Customer Affairs	2013	225,347	—	44,550		—	114,558	6,008		6,761	397,225
	2012	214,397	—	34,284		—	126,448	228,350		6,432	609,911
Kristen A. Johnson,	2014	236,973	—	26,406		—	74,816	183,465		7,109	528,769
VP, Human Resources & Corporate Secretary	2013	216,431	—	25,457		—	141,076	28,626		6,493	418,083
	2012	203,469	—	24,934		—	139,954	83,915		6,104	458,376

(1)
In January 2014, NEOs received either restricted stock or performance shares which is performance based and determined in accordance with the Company's actual performance in comparison to strategic goals approved by the Committee, before the year begins. For Mr. Thornburg and Ms. Westbrook, the amounts shown also include the grant date fair value of the awards of 2,723 and 750 restricted shares, respectively, that the Committee awarded Mr. Thornburg and Ms. Westbrook in March 2014. The amounts in the stock awards columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and reported at target, the level of performance expected at grant. The amounts reported for all years have been calculated to conform to SEC regulations. If the highest level of performance criteria were achieved, the aggregate grant date fair value of the portion of PSP awards elected by Messrs. Thornburg, Benoit, O'Neill and Mesdames Westbrook, Johnson and Wallingford in performance shares or restricted stock would be disclosed in the following table.

Name	Year(A)	Maximum Annual Award ($)	Maximum Long-Term Award ($)
Mr. Thornburg	2014	50,880	445,200
	2013	251,166	272,097
	2012	246,000	266,500
Mr. Benoit	2014	23,819	26,465
	2013	21,812	24,236
	2012	21,363	23,737
Ms. Wallingford	2014	18,284	82,280
Mr. O’Neill	2014	—	—
	2013	21,215	47,733
	2012	20,778	46,751
Ms. Westbrook	2014	36,569	41,140
	2013	33,943	28,640
	2012	20,778	28,051
Ms. Johnson	2014	17,604	19,804
	2013	16,972	19,093
	2012	16,623	18,700

(A)	The amounts reported in this table represent the equity portions of the Annual and Long-Term
PSP Awards as elected by the NEOs before the start of each year for 2012, 2013, and 2014.
The Long-Term Incentive Awards for 2012, 2013, and 2014 vest ratably at 33.33%, per year, over a three-year period. All vesting periods also carry a requirement that the executive remain employed by the Company to the completion of the vesting period to receive the earned award.
Mr. Thornburg's 2014 annual maximum award reflects his election to receive 20% in performance shares versus prior years where he elected 100%.

(2) The compensation reported in this column is in the form of cash units issued under the PSP. Both the annual award and vested and unvested portion of each year's long-term award are included in this column for each NEO. The long-term component has a continued employment vesting schedule, in addition to the attainment of specific performance measures described in the Compensation Discussion and Analysis on page 23. Mr. Thornburg has $0 reported in this column because he elected to take 100% of his awards in the form of Performance Shares. In 2014, the Committee, due to Mr. O'Neill's retirement, accelerated the vesting of the then outstanding, but unvested, long-term performance cash unit awards for the 2012 and 2013 award periods, consisting of $47,404 of performance cash units.
(3) Reflects the increases from 2012 through 2014 in the actuarial present values of each NEO's accumulated benefits under the Company's pension plan and Supplemental Executive Retirement Program (“SERP”). In addition, this column reflects the above market interest earned through the Executive Non-Qualified Deferred Compensation Plan for Messrs. Thornburg and Benoit and Mesdames Westbrook, Johnson and Wallingford of $1,746, $31,008, $7,517, $4,645 and $2,794, respectively. Mr. O'Neill did not participate. The year over year change in pension value increased in 2014 primarily due to the discount rate decrease year over year from 4.9% to 3.95%. Ms. Westbrook's change in pension value for 2013 was ($11,041) less the above market interest of $6,008 for a total of ($5,033).
(4) Amounts reflected in this column include the Company's 401(k) safe harbor, non-elective contributions for each NEO in 2014, $6,366 for club memberships, and $1,686 for the cost of a supplemental long-term disability policy for Mr. Thornburg. This supplemental long-term disability policy, when combined with the standard long-term disability policy benefit provided to other NEOs, will provide Mr. Thornburg a benefit equal to 60% of his compensation in the event that he is disabled. Mr. O'Neill's amount reflects a severance payment of $125,000.

(5)	In March 2014, David C. Benoit's title was changed to that of Senior Vice President Finance, CFO and Treasurer.

(6)	Ms. Wallingford was not an NEO in 2012 and 2013; therefore no compensation information is provided for those years.

(7)	2014 awards granted from the 2004 PSP for the 2014 Annual and Long-Term incentive that were forfeited in their entirety as of September 30, 2014 due to Mr. O'Neill's retirement.

Grants of Plan-Based Awards for 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)
E. W. Thornburg	1/23/2014	118,720	152,640	203,520	5,132	9,653	14,296	—	—	NA	496,071
	3/12/2014	—	—	—	—	—	—	2,723	—	NA	89,995
D. C. Benoit	1/23/2014	118,096	188,953	259,810	850	1,362	1,872	—	—	NA	64,958
J. E. Wallingford	1/23/2014	41,116	64,920	88,724	997	1,871	2,744	—	—	NA	95,217
T. P. O’Neill(4)	1/23/2014	—	—	—	—	—	—	—	—	NA	—
M. P. Westbrook	1/23/2014	47,997	82,280	116,563	922	1,580	2,436	—	—	NA	84,529
	3/12/2014	—	—	—	—	—	—	750	—	NA	24,788
K. A. Johnson	1/23/2014	61,613	105,623	149,632	444	760	1,078	—	—	NA	37,407

(1)	The closing share price of the Company's Common Stock was $34.70 on January 22, 2014, the day prior to the grant date.

(2)	Amounts reflect the restricted stock awards to Mr. Thornburg and Ms. Westbrook on March 11, 2014 with a fair value of $33.05, which vest ratably over three years.

(3)
Amounts reflect the grant date fair value of restricted stock and performance shares issued to named executives on January 22, 2014, for incentive awards, if awards were earned for maximum levels of performance. Reported amounts are determined according to accounting principles generally accepted in the United States.

(4)	Mr. O'Neill resigned as the Company's Vice President - Service Delivery effective April 1, 2014 and retired from the Company effective September 30, 2014.
As described previously in the Compensation Discussion and Analysis on page 23, the Committee allocates a threshold, target, and maximum award for each participant annually in December of the year proceeding the award measurement period. Specific targets disclosed on page 37 herein, covering a range of shareholder, customer, and employee driven strategic goals are established before the year begins. At the conclusion of the fiscal year, the Committee reviews a management report, comparing the actual performance against the pre-established goals to determine the level of earned award. The award is paid in accordance with the elections made by the participant between restricted stock, performance shares, and cash units, made prior to the fiscal year being measured.

Outstanding Equity Awards at Fiscal Year-End 2014

						Stock Awards
	Option Awards					Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
E. W. Thornburg	—	—	—	—	—	2,723	98,818	13,158	477,504
D. C. Benoit	—	—	—	—	—	—	—	814	29,540
J. E. Wallingford	—	—	—	—	—	—	—	4,098	148,716
T. P. O’Neill(2)	—	—	—	—	—	—	—	—	—
M. P. Westbrook	—	—	—	—	—	750	27,218	1,944	70,548
K. A. Johnson	—	—	—	—	—	—	—	1,213	44,020
The December 31, 2014, closing price of Company's Common Stock was $36.29.

(1)	Reporting 100% of long-term incentive award shares including all unvested portions of the 2012, 2013, and 2014 awards. In 2012 through 2014, the long-term awards vest ratably over a three-year period.

(2)	Mr. O'Neill resigned as the Company's Vice President - Service Delivery effective April 1, 2014 and retired from the Company effective September 30, 2014.
Material Features of Equity-Based Awards
The Company’s 2014 PSP provides for an aggregate of up to 450,000 shares of Common Stock of the Company to be issued as awards of incentive or non-qualified stock options, shares of restricted stock or awards of performance share unit, performance cash units or other stock-based awards (each, an “Award”). Options must be issued at an option price no less than the fair market value of the Company’s Common Stock on the date of the grant. Under the 2014 PSP, a maximum of 33% of the shares subject to option awards vest in equal annual installments, beginning on the first anniversary of the date of the grant of the award and ratably over the following three anniversaries of such date. The Company has not awarded any stock options under the PSP since December 2003.
Restricted stock awards are conditioned upon the attainment of performance goals established by the Committee for the performance period to which the award relates and the award recipient’s continued employment with the Company through the end of the performance period. During the performance period, the participant has all of the rights of a shareholder of the Company, including the right to vote and receive dividends. Participants may elect to have these awards made in the form of performance shares.
The Committee may grant stock appreciation rights ("SARs") under the 2014 PSP either alone or in tandem with stock options. The grant price of an SAR cannot be less than the fair market value of the Company's Common Stock as of the date of grant and no SAR granted under the 2014 PSP may be exercised more than ten (10) years after the date it is granted.
The Committee may also grant awards of performance share or performance cash units pursuant to the 2014 PSP. At the completion of a performance award period, the Committee will determine the award to be made to each participant by multiplying the number of performance units granted to each participant by a performance factor representing the degree of attainment of the performance goals. Performance share units will be paid in the form of Common Stock upon the participant’s retirement or termination and cash units are paid in cash. Awards through the annual plan became 100% vested after results are evaluated at the conclusion of the measurement period. Awards will vest 33.33% per year ratably over three years, as long as the participant is employed by the Company.

2014 Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
E. W. Thornburg	—	—	17,186	567,997
D. C. Benoit	—	—	1,515	50,071
J. E .Wallingford	—	—	1,984	65,571
T. P. O’Neill(3)	—	—	2,177	71,950
M. P. Westbrook	—	—	1,972	65,175
K. A. Johnson	—	—	1,155	38,173

(1)	Includes 33.33% of the 2011, 2012, and 2013 long-term PSP awards. The figures also include 100% of the 2013 Annual PSP awards, see page 39.

(2)	The value is calculated using the closing price of March 11, 2014 for each NEO’s awards at $33.05 per share.

(3)	Mr. O'Neill resigned as the Company's Vice President - Service Delivery effective April 1, 2014 and retired from the Company effective September 30, 2014.

CHANGE-IN-CONTROL AND TERMINATION AGREEMENTS
On November 21, 2008, the Company and The Connecticut Water Company ("CWC") entered into Amended and Restated Employment Agreements with certain executives, including Messrs. Thornburg and Benoit and Mesdames Johnson and Westbrook. On January 1, 2012, the Company and The Maine Water Company ("MWC") entered into an Employment Agreement with Judith E. Wallingford. In March 2014, the Committee and Board acted to remove the stay-on bonus feature from all Employment Agreements recognizing that they are no longer a favored market practice. The intent of the agreements is to ensure continuity in the management of the Company in the event of a change-in-control of the Company. The agreements do not become effective until a change-in-control occurs (the “Effective Date”). A change-in-control is deemed to occur when (i) any person, other than the Company, CWC or any employee benefit plan sponsored by the Company or CWC, becomes the beneficial owner, directly or indirectly, of 20% or more of the Common Stock of the Company or CWC; (ii) the shareholders of the Company or CWC approve (A) any consolidation or merger of the Company or CWC in which the Company or CWC is not the continuing or surviving corporation (other than a consolidation or merger of the Company or CWC in which holders of the Common Stock of the Company or CWC have the same proportionate ownership of Common Stock of the surviving corporation) or pursuant to which the Common Stock of the Company or CWC would be converted into cash, securities, or other property; or (B) any sale, lease, exchange, or other transfer of all or substantially all the assets of the Company or CWC; (iii) there is a change in the majority of the Board of the Company or CWC during a 24-month period, or (iv) the Board adopts a resolution to the effect that a change-in-control has occurred.
As of the Effective Date, CWC (or MWC with respect to Ms. Wallingford's agreement) agrees to employ the executives for a continuously renewing three-year period commencing on the Effective Date. Compensation under the agreements for Messrs. Thornburg and Benoit and Mesdames Johnson and Westbrook is paid by CWC and consists of (i) base salary, (ii) annual bonus, (iii) participation in incentive, savings and retirement plans, and welfare plans applicable to executive employees, (iv) fringe benefits, and (v) an office and support staff. In the event that any payment or benefit received or to be received by Messrs. Thornburg, Benoit and Ms. Westbrook under the agreement would be an “excess parachute payment,” as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment.
As noted previously, in January 2013, the Board approved the 1st Amendment to each of Ms. Wallingford's Employment Agreement and Ms. Johnson's Amended and Restated Employment Agreement providing for a “Best of Net Cutback” provision to address the calculation of her benefits in the event of a potential termination in association with a change-in-control. The “Best of Net Cutback” instructs that the executive will receive her full change-in-control related payments and be personally responsible for all taxes, except that the payments will be reduced to an amount such that it would not constitute an "excess parachute payment," as defined in IRC Section 280G, if it would be more favorable to the executive on an after-tax basis.
If the executive’s employment is terminated for cause or by reason of the executive’s death or attainment of age 65 or voluntarily by the executive other than for good reason, the obligations of CWC (or MWC with respect to Ms. Wallingford's agreement) under the agreements cease and the executive forfeits all rights to receive any compensation or other benefits under the agreement except compensation or benefits accrued or earned and vested by the executive as of the date of termination, including base salary through the date of termination and benefits payable under the terms of any qualified or non-qualified retirement or deferred compensation plans maintained by the Company; provided, that if the executive’s employment is terminated by reason of the executive’s death, in addition to the preceding and any other death benefits which may become payable, base salary continues to be paid at the then current rate for a period of six months to the executive’s beneficiary or estate.
If the executive’s employment is terminated for any reason other than cause, death, or attainment of age 65, or if the executive’s employment is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the obligations of CWC (or MWC with respect to Ms. Wallingford's agreement) are payment or provision of: (i) a lump-sum payment in consideration of the executive’s covenants regarding confidential information and non-competition (the “Covenants”), in an amount determined by an independent expert to be the reasonable value of such Covenants as the termination date (the “Covenant Value”), but in no event greater than the aggregate value of the benefits provided in subparagraphs (ii) — (ix) below (the “Termination Benefits”); such Termination Benefits are to be offset by the Covenant Value, provided, however, that the executive may elect to receive any Termination Benefit that would be so offset, but in such event the Covenant Value will be reduced by the value of such Termination Benefit; (ii) an amount equal to three times the base salary of the executive plus three times the target bonus for the executive under the Officers Incentive Program for the year in which termination occurs, reduced by any amount payable under any applicable severance plan, payable over the three years following termination; (iii) the value of the aggregate amounts that would have been contributed on behalf of the executive under any qualified defined contribution retirement plan(s) then in effect, plus estimated earnings thereon had the executive continued to participate in such plan(s) for an additional three years; (iv) an amount equal to the difference between benefits which would have been payable to the executive under any deferred compensation agreement had the executive continued in the employ of CWC (or MWC with respect to Ms. Wallingford's agreement) for an additional three years and the benefits actually payable; (v) additional retirement benefits equal to the present value of the difference between the annual pension benefits that would have been payable to the executive under CWC’s qualified defined benefit retirement plan and under any non-qualified supplemental executive retirement plan covering the executive had the executive continued to participate in such plan(s) for an additional three years and the benefits actually payable; (vi) if the executive’s employment is terminated by reason of disability, disability benefits at least equal to the most favorable of those provided by CWC (or MWC with respect to Ms. Wallingford's agreement) or the Company; (vii) a lump sum payment equal to all life, health, disability and similar welfare benefit plans and programs of CWC for a period of three years, plus three additional years of credit for purposes of determining eligibility to participate in any such plan for retirees; (viii) three additional years of all other perquisites as the executive was receiving at the date of termination; and (ix) outplacement services for one year.
Post-Termination Payments and Benefits
The Company estimates of the payments to each of the NEOs that would be made under various triggering events are described in the tables on the following pages, which were prepared as though each of our NEO’s (other than Mr. O'Neill) employment was terminated on December 31, 2014, using a share price of $36.29 for our Common Stock.

2014 Change-in-Control Summary
Eric W. Thornburg

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)					1,936,620
Retirement Benefits
Pension Plan(2)	285,164	130,666	156,619	285,164	285,164
SERP(3)			854,252		1,530,562
Deferred Compensation(4)					9,450
Defined Contribution Plan(5)					25,078
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	947,027	947,027	947,027		947,027
Other Benefits
Health & Welfare(7)					47,955
Outplacement & Legal(8)					25,000
280G Tax Gross-Up(9)(10)					—
TOTAL	1,232,191	1,077,693	1,957,898	285,164	4,806,856

David C. Benoit

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)					1,195,718
Retirement Benefits
Pension Plan(2)	685,805	496,024	639,304	685,805	685,805
SERP(3)	938,940	417,577	592,439		1,262,090
Deferred Compensation(4)					178,995
Defined Contribution Plan(5)					26,517
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	402,447	402,447	402,447		402,447
Other Benefits
Health & Welfare(7)					45,078
Outplacement & Legal(8)					25,000
280G Tax Gross-Up(9)(10)					—
TOTAL	2,027,192	1,316,048	1,634,190	685,805	3,821,561

Judith E. Wallingford

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)					789,855
Retirement Benefits
Pension Plan(2)	764,750	791,295	986,481	764,750	764,750
SERP(3)					—
Deferred Compensation(4)					14,994
Defined Contribution Plan(5)					20,223
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	237,616	237,616	237,616		237,616
Other Benefits
Health & Welfare(7)					10,112
Outplacement & Legal(8)					25,000
280G Tax Severance Reduction(9)(10)(11)					(306,059)
TOTAL	1,002,366	1,028,911	1,224,097	764,750	1,556,491

Terrance P. O'Neill

Benefit	Retirement ($)
Cash Severance(1)	125,000
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	99,501
TOTAL	224,501

Mr. O'Neill resigned as the Company's Vice President - Service Delivery effective April 1, 2014 and retired from the company effective September 30, 2014.

Maureen P. Westbrook

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)					935,933
Retirement Benefits
Pension Plan(2)	772,578	512,927	938,449	772,578	772,578
SERP(3)	521,008	204,703	391,502		697,992
Deferred Compensation(4)					43,419
Defined Contribution Plan(5)					24,088
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	270,864	270,864	270,864		270,864
Other Benefits
Health & Welfare(7)					2,656
Outplacement & Legal(8)					25,000
280G Tax Gross-Up(9)(10)					—
TOTAL	1,564,450	988,494	1,600,815	772,578	2,772,530

Kristen A. Johnson

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination for Cause ($)	Termination for Change-in-Control ($)
Cash Severance(1)					901,092
Retirement Benefits
Pension Plan(2)	150,145	62,291	160,922	150,145	150,145
SERP(3)			771,121		481,558
Deferred Compensation(4)					26,046
Defined Contribution Plan(5)					23,305
Equity Awards: Stock Options, Restricted Stock & Performance Shares(6)	245,529	245,529	245,529		245,529
Other Benefits
Health & Welfare(7)					17,571
Outplacement & Legal(8)					25,000
280G Tax Severance Reduction(9)(10)(11)					—
TOTAL	395,674	307,820	1,177,572	150,145	1,870,247

(1)
If the named executive’s employment is terminated for any reason other than cause, death, or the attainment of age 65, or if the executive is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the Company, in return for the executive’s covenants regarding confidential information and non-competition (the “Covenants”), will pay an amount equal to three times the base salary of the named executive plus three times the target bonus for the named executive under the short-term incentive award program. Pursuant to Mr. O'Neill's executed severance agreement, as disclosed on Form 8-K on March 31, 2014, the Company made a one time cash severance payment $125,000 as shown in his table. This severance payment was not a contractual arrangement required by his employment and change in control agreement.

(2)	The amounts reported for retirement benefits equal the present value (using an assumed discount rate of 3.95%) of the accumulated benefit at December 31, 2014, for each of the named executives.

(3)
Under a change-in-control, the NEO would receive additional retirement benefits for the three years covered under the employment agreement. The additional retirement benefits would be equal to the present value (using an assumed discount rate of 3.90%) of the difference between the annual pension benefits that would have been payable under the CWC Employees’ Retirement Plan (the “Retirement Plan”) and under the non-qualified Supplemental Executive Retirement Program had the executive continued to participate in the plans for an additional three years and the vested benefits at the time of termination.

(4)
The amounts reported are equal to the difference between the benefits which would have been payable to the named executive under any deferred compensation agreement had the named executive continued in the employ of the Company for an additional three years and the benefits actually payable.

(5)
The amounts reported are aggregate amounts that would have been contributed on behalf of the named executive under the CWC Employee Savings Plan (401(k)) for an additional three years, plus estimated earnings had the named executive continued to participate.

(6)
Named executive will become fully vested in equity compensation awards previously granted, such as stock options, restricted stock, and performance shares. Unvested shares would be forfeited under termination for cause.

(7)
Amounts reported represent a lump sum payment equal in value of the benefits provided to the NEOs under the life, health, disability, and welfare benefit programs of the Company for a period of three years, plus three years of additional credit for purposes of determining eligibility to participate in any such plan for retirees.

(8)	Represents estimate of value of outplacement services for one year.

(9)
In the event that any payment or benefit received or to be received by the executive under the agreement would be an “excess parachute payment,” as defined in IRC Section 280G, and subject to the federal excise tax imposed by IRC Section 4999, then a “gross-up” payment will be made to the named executive in the event that the benefits payable to the named executive under agreement becomes subject to the excise tax on excess parachute payments. The gross-up payment would compensate the executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. The gross-up payment would compensate the executive for the initial 20% excise tax payable on their excess parachute payments plus the income and excise taxes then becoming payable on the gross-up payment. However, the value of a non-competition covenant with an executive would not be considered a part of a parachute payment. The Company hired an independent appraiser in 2013 to determine the value of the non-competition covenants that the Company has with Messrs. Thornburg and Benoit and Mesdames Westbrook and Johnson. Based on the Company’s most recent calculations, the Company believes that no such excise tax would have been payable upon employment termination for the NEOs described above in connection with, or upon, a change-of-control having an effective date as of December 31, 2014. However, Ms. Wallingford's benefit calculation would be reduced by $306,059, the limitation to avoid an excess parachute payment. For purposes of these calculations, the Company assumed that the portion of the required payments to each of Messrs. Thornburg and Benoit and Mesdames Westbrook and Wallingford represents reasonable compensation for the non-competition covenants set forth in each of their agreements. Ms. Wallingford became an NEO in 2014. The Company has not completed evaluation of the non-competition covenant in her employment and change-in-control agreement, but will do so in 2015. Ms. Wallingford and Ms. Johnson's agreements are identical in that they both provide for a "Best of Net Cutback". In this scenario, for Ms. Wallingford, we have assumed a cutback to her benefit such that the payments will be reduced to an amount that would not constitute an "excess parachute payment".

(10)
If the Company did not have non-competition covenants in place with the executives named in the above table, the estimated 280G tax gross-up payments to Messrs. Thornburg and Benoit and Ms. Westbrook would have been $1,692,332; $994,431 and $499,113, respectively. In addition, the corporate deductibility for the change-in-control payments listed above for Messrs. Thornburg, Benoit and Mesdames Westbrook, Wallingford and Johnson would have been limited to $383,899; $342,839; $292,889; $564,001and $260,591, respectively.

(11)
In January 2013, the Board approved amendments to Mesdames Wallingford's and Johnson's Amended and Restated Employment Agreements providing a "Best of Net Cutback" provision. This provision allows for the NEO to receive full change-in-control related payments and be responsible for all taxes, except that the payments will be reduced to an amount such that it would not constitute an "excess parachute payment," as defined in IRC Section 280G, if it would be more favorable to the executive on an after-tax basis.

The following Pension Benefit Table shows the present value of accumulated benefits payable to each of our NEOs under their retirement plans.

Pension Benefits Table for 2014

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year($)
E. W. Thornburg	Connecticut Water Company Employees Retirement Plan	9.00	334,024	—
	Supplemental Executive Retirement Program	8.83	1,243,836	—
D. C. Benoit	Connecticut Water Company Employees Retirement Plan	19.00	845,870	—
	Supplemental Executive Retirement Program	18.67	1,049,805	—
J. E .Wallingford	Connecticut Water Company Employees Retirement Plan	34.00	1,200,874	—
	Supplemental Executive Retirement Program	N/A	N/A	—
T. P. O'Neill(2)	Connecticut Water Company Employees Retirement Plan	34.00	0(2)	22,766(2)
	Supplemental Executive Retirement Program	—	—	—
M.P. Westbrook	Connecticut Water Company Employees Retirement Plan	26.50	1,011,238	—
	Supplemental Executive Retirement Program	26.25	539,341	—
K. A. Johnson	Connecticut Water Company Employees Retirement Plan	8.00	201,590	—
	Supplemental Executive Retirement Program	7.58	218,535	—

(1)
In determining the present value of the accumulated benefits for the CWC Employees Retirement Plan, we used a discount rate of 3.95% for December 31, 2014. For the Supplemental Executive Retirement Program, we used a discount rate of 3.90% for December 31, 2014. For the CWC Employees Retirement Plan, we have assumed the form of payment would be 75% lump sum and 25% annuity with a 3.90% lump sum discount rate. For the Supplemental Executive Retirement Plan, we have assumed the form of payment would be 100% annuity. For other assumptions used in estimating these amounts, see Note 12 “Long-Term Compensation Arrangements” in the Company’s 2014

Form 10-K.

(2)
Mr. O'Neill resigned as the Company's Vice President - Service Delivery effective April 1, 2014 and retired from the Company effective September 30, 2014. Mr. O'Neill commenced pension benefits under the CWC Employees Retirement Plan on October 1, 2014. Mr. O'Neill's benefit under the SERP Plan is subject to the terms of 409(A) and, as a result, may not be paid until April 1, 2015.

Retirement Plans
All employees and officers of CWC hired prior to January 1, 2009, MWC (formerly Aqua Maine, Inc., including Consumers Maine Water Company or related entities) employees and officers hired prior to April 1, 2003 and BSWC (the Biddeford and Saco Water Company) hired and eligible to participate before the March 1, 2012 “Biddeford Plan Freeze Date” are entitled to participate in the CWC Employees Retirement Plan, a noncontributory qualified defined benefit plan. Retirement benefits for eligible employees and officers of CWC are based on years of credited service and average earnings, which is defined to mean the highest average annual regular basis compensation received by an individual for the Company during any 60 consecutive months for CWC employees. Retirement benefits under the Retirement Plan are not reduced by employees’ Social Security benefits. Retirement benefits for eligible MWC employees and officers previously employed by Aqua Maine, Inc. or related entities are based on the formula carried over from the Aqua America Plan and is based upon years of credited service and compensation averaged over the highest five (5) consecutive years, and are not reduced by employee's Social Security benefits. The former participants in the Plan maintained by BSWC are participants in the CWC Employees' Retirement Plan, but they do not accrue any benefits under the Plan since accruals were frozen under the BSWC Plan effective March 1, 2012. Contributions, which are actuarially determined, are made to the Retirement Plan by CWC and MWC for the benefit of all employees and vested retirees covered by the Retirement Plan.
The IRC of 1986, as amended, imposes limits upon the amount of compensation that may be used in calculating retirement benefits and the maximum annual benefit that can be paid to a participant from a tax-qualified benefit plan. These limits affect the benefit calculation for certain individuals and effectively reduce their benefits under the Retirement Plan. In order to supplement Retirement Plan benefits, CWC maintains a Supplemental Executive Retirement Program (“SERP”), for certain executives. If the executive meets the age and any applicable service requirements under such an agreement, the annual retirement benefit payable will be equal to 60% of average earnings, as defined under the CWC Employees Retirement Plan but without the IRC compensation limit, offset by his or her benefit payable under the Retirement Plan. Participants are part of the

CWC Employees Retirement Plan (the “Plan”), a defined benefit plan covering all CWC employees hired before January 1, 2009, MWC employees, as defined earlier, employed prior to April 1, 2003. If the participating executive retires after attaining age 62, average earnings also include the value of cash units, restricted stock, and performance share units awarded under the Company’s 2004 or 2014 Performance Stock Programs.
In the case of each of Messrs. Thornburg, Benoit and Ms. Johnson, the annual benefit amounts are also reduced by benefits payable under the retirement plan of a prior employer. All supplemental executive retirement agreements provide an early retirement benefit if the NEOs retire from service to the Company at any age between 55 and 65.
The material assumptions used in valuing the pension liability and expense for the CWC Employees Retirement Plan and the SERP benefits can be found in footnote Note 12 “Long-Term Compensation Arrangements” in the Company’s 2014 Form 10-K.
NEOs also participate in the amended Savings Plan (401(k)) of CWC, as amended and restated as of January 1, 2014, and other benefit plans generally available to all levels of salaried employees. Also, NEOs may elect to defer compensation under a non-qualified salary deferral plan, described below:
Non-qualified Deferred Compensation Table for 2014

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
E. W. Thornburg	13,500	—	3,150	—	45,437
D. C. Benoit	27,000	—	59,665	—	798,649
J. E .Wallingford	24,676	—	4,998	—	73,124
T. P. O'Neill(2)	—	—	—	—	—
M. P. Westbrook	6,075	—	14,473	—	193,607
K. A. Johnson	18,958	—	8,682	—	120,351

(1)
Above market interest credited for Messrs. Thornburg and Benoit and Mesdames Westbrook, Johnson, and Wallingford of $1,746, $31,008, $7,517, $4,645 and $2,794 respectively are reported in the 2014 Summary Compensation Table in the amounts shown in the “Change in Pension Values and Non-Qualified Deferred Compensation Earnings” column.

(2)	Mr. O'Neill resigned as the Company's Vice President - Service Delivery effective April 1, 2014 and retired from the Company effective September 30, 2014.
NEOs may elect to defer compensation under individual non-qualified deferred compensation agreements. Each Deferred Compensation Agreement permits the executive officer to elect to defer, prior to the beginning of each calendar year, an amount up to 12% of their annual cash salary. Such salary deferral amounts are credited to a deferred compensation account maintained by the Company on behalf of the participant. Amounts deferred to the account are credited with interest on a semi-annual basis at an Interest Equivalent equal to fifty percent (50%) of the product of (i) the AAA Corporate Bond Yield Averages published by Moody’s Bond Survey for the Friday ending on or immediately preceding the applicable January 1 and July 1 plus 4 percentage points (the “Interest Factor”), multiplied by (ii) the balance of the Employee’s Deferred Compensation Account, including the amount of Interest Equivalent previously credited to such employee’s account, as of the preceding day (i.e., December 31 or June 30). Compensation deferred under the Deferred Compensation Agreement, plus all accrued interest, shall be paid to each participant (or to the executive officer’s designated beneficiary) upon termination of employment by the Company. The payment is in the form of an annual annuity if the participant terminates on or after the age of 55. The payment is a lump sum if the NEO terminates prior to age 55. If the participant is terminated for “cause” as defined in the Deferred Compensation Agreement, the participant shall be entitled only to a return of amounts deferred without payment of accrued interest.

PROPOSAL (2) – THE NON-BINDING ADVISORY RESOLUTION REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we request our shareholders provide an advisory vote to approve the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules. In May 2011, the Board recommended, and our shareholders voted to approve, a non-binding advisory resolution establishing that the advisory vote on compensation of our NEOs would be conducted on an annual basis.
Material Changes to Executive Compensation
Our shareholders showed strong support (93.33%) for our compensation practices in 2014, an increase of 18.73 percentage points over 2013. Since that time, the Committee and the Board have made the following modifications to executive compensation plans and programs for fiscal year 2015:

•	In January 2015, granted the first awards from the 2014 Performance Stock Program (“PSP”) which received strong support (vote of 93%) from shareholders at the 2014 Annual Meeting;

•	Increased CEO and other NEOs base salaries in 2014 and 2015 by an average of 4.0%;

•	Adjusted executive ranges by 1% at the midpoint in 2015 to maintain market completive position as recommended by the Independent Compensation Consultant;

•	Added an individual executive strategic initiative component to the annual incentive plan metrics to drive performance in this critical area;

•
The long-term incentive metrics were redesigned into a TSR scorecard. This scorecard permits the Committee to provide awards when the Company’s three-year average TSR performance meets or exceeds certain benchmarks when compared to the performance against the S&P Small Cap Utilities Index, the S&P Mid Cap Utilities Index and our Water Utility Peer Group, excluding the two largest peers. This approach further aligns the executives’ long-term focus with that of our shareholders;

•
Provided the CEO, in 2015, with a term life insurance policy to because the benefit offered from the group term life policy was not sufficient to provide him his stated benefit due to caps on compensation in the group term life policy;

•	Engaged The Wilson Group as the Independent Compensation Consultant in 2015 to provide a review of the compensation peer group and perform an executive and director benchmarking analysis;

•	Revised the Water Utility Peer Group in March 2015 to align with best practices; and

•	Approved revised metrics and granted eligibility to participants for the Non-Officer Incentive Plan ("NOIP") for fiscal year 2015.
We encourage long-term stock ownership by our executive officers through our Ownership and Retention Guidelines for the Company's CEO, CFO, the Maine Water Company President and the Company's Vice Presidents; and all NEO's awards include graduated vesting on performance share and restricted stock awards through our 2004 and 2014 PSPs at 33.33% per year beginning on the first anniversary of the grant date.
Our annual incentive compensation plans are aligned between Company executives and other management employees of the Company eligible to participate in an incentive plan to ensure unified achievement of Company goals and objectives.
We establish total compensation packages such that, when our fundamental financial performance is at target levels, total compensation (base salary, annual short-term cash incentives, and long-term incentives) for each NEO is competitive with the size adjusted market value total compensation for executives in comparable positions at companies in our peer comparator groups, in 2013 and 2014, that was approximately the 25th percentile of the Water Utility Peer Group.
We place a strong emphasis on variable compensation, which is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial and other key performance metrics, with upside opportunity for exceeding the pre-determined goals.
Our allocation of cash to non-cash compensation is weighted toward cash-based compensation in order to (1) minimize the extent to which the interests of existing shareholders are diluted by equity used as compensation; and (2) align the majority of our variable compensation with our fundamental financial performance (on which management has a great deal of direct influence) and to the creation of TSR (on which management has relatively less direct influence) to establish balance and ownership behavior in our executives.
We believe that proper administration of our executive compensation program should result in the development of a management team that improves our fundamental financial performance and provides value to the long-term interests of the Company and its shareholders. Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” and additional information regarding “Executive Compensation” sections of this Proxy Statement on pages 23 to 54.

The Committee and the entire Board believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and competitive relative returns to shareholders.

Following are highlights of the Company’s financial performance in 2014:

•	Net Income and EPS were $21.3 million, and $1.95, respectively, compared to $18.2 million and $1.68 in 2013;

•
Total revenue, from all business segments, grew to $101.5 million from $99.0 million, an increase of $2.5 million, or 2.53%.  Total revenue includes all revenues generated by the Company's three business segments: Water Activities, Services and Rentals, and Real Estate;

•	Net Income in the Water Activities segment, the Company's principal business, grew by approximately $3.0 million to $19.8 million from $16.8 million in 2013, an increase of 17.9%;

•
The increase in revenues for the Water Activities segment was largely attributable to the recovery of costs for completed infrastructure replacement projects through the Water Infrastructure Charge ("WISC") in Maine and Water Infrastructure and Conservation Adjustment ("WICA") in Connecticut. In addition, for 2014 there was increased revenue from the Company’s 2013 rate cases in Maine;

•
Total operating expenses decreased $632,000, or about 1%, to $68.9 million compared to $69.5 million in 2013. The decrease was primarily driven by a $2.3 million decrease in Income Taxes resulting from the Company’s strategic tax management initiative approved by Connecticut regulators, which led to a lower effective tax rate of 16.6% for 2014, down from 28.0% in 2013.

•	In early 2015, Standard and Poor's affirmed the Company's "A" corporate credit rating;

•	The Company increased and paid a Common Stock dividend for the 45th consecutive year;

•	The Company’s long-term performance is strong with three-year average TSR at 12.9%, exceeding our small cap water utility peers;

•	The Company's average TSR for the five-year period 2010-2014 is solid and exceeds the 50th percentile among peer companies at 11.1%;

•	The Company’s five-year Net Income and EPS compounded annual growth rates were 16% and 10%, respectively, demonstrating the high quality of our earnings; and

•	The Company’s five-year compounded annual growth rate for stock price (excluding dividends) was 8% at year-end 2014.
We are asking our shareholders to indicate their support for the reasonable and appropriate compensation arrangements with our NEOs as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution to be presented at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”
This “say-on-pay” vote is advisory, and therefore is not binding on the Company, the Committee or our Board of Directors. Our Board of Directors and our Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are appropriate to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
FOREGOING RESOLUTION, RELATING TO THE COMPENSATION OF OUR NEOs AS
DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE
RULES OF THE SEC — PROPOSAL 2

AUDIT COMMITTEE REPORT

The Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. GAAP and for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

In connection with the preparation and filing of the Company's audited consolidated financial statements for the fiscal year ended December 31, 2014 (the "audited financial statements"), the Audit Committee performed the following functions:

• The Audit Committee reviewed and discussed with senior management and Baker Tilly Virchow Krause, LLP ("Baker Tilly"), the Company's independent registered public accounting firm for the fiscal year ended December 31, 2014, the audited financial statements, management's report on the effectiveness of the Company's internal control over financial reporting and Baker Tilly's evaluation of the Company's internal control over financial reporting.

• The Audit Committee also discussed with Baker Tilly the matters required to be discussed by Auditing Standards No. 16, "Communications with Audit Committees", as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Release No. 2012-004.

• The Audit Committee received the written disclosures and an independence letter from Baker Tilly confirming their independence with respect to the Company as required by applicable requirements of the PCAOB. The Audit Committee discussed with Baker Tilly its independence from the Company, including whether the provision of non-audit services provided by Baker Tilly to the Company is consistent with maintaining their independence.

Based upon the functions performed, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the U.S. Securities and Exchange Commission.

Ms. Lisa J. Thibdaue, Chairman
Ms. Mary Ann Hanley
Mr. Arthur C. Reeds
Ms. Carol P. Wallace

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

PROPOSAL (3) – RATIFICATION OF THE APPOINTMENT OF BY THE AUDIT COMMITTEE OF BAKER TILLY VIRCHOW KRAUSE LLP

The Audit Committee has appointed Baker Tilly Virchow Krause, LLP ("Baker Tilly") to serve as the Company's independent registered public accounting firm and to audit our financial statements for the fiscal year ending December 31, 2015. Although we are not required to seek shareholder approval of this appointment, it has been our practice for many years to do so. No determination has been made as to what action the Audit Committee and the Board would take if our shareholders fail to ratify the appointment.
Even if the appointment is ratified by shareholders, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company.
Representatives of Baker Tilly will attend the Annual Meeting of Shareholders, will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Changes Relating to Independent Registered Public Accounting Firm

On October 1, 2014, the Company was notified that the audit practice of ParenteBeard LLC ("ParenteBeard") an independent registered public accounting firm, was combined with Baker Tilly Virchow Krause, LLP ("Baker Tilly") in a transaction pursuant to which ParenteBeard combined its operations with Baker Tilly and certain of the professional staff and partners of ParenteBeard joined Baker Tilly, either as employees or partners of Baker Tilly. On October 1, 2014, ParenteBeard resigned as the auditors of the Company with the approval of the Audit Committee of the Company's Board of Directors.
The report of independent registered public accounting firm of ParenteBeard regarding the Company's consolidated financial statements for the fiscal year ended December 31, 2013 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal year ended December 31, 2013, and during the subsequent interim period from the end of the most recently completed fiscal year through October 1, 2014, the date of resignation, there were no (i) disagreements with ParenteBeard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of ParenteBeard would have caused it to make reference to such disagreement in its audit reports or (ii) no "reportable events" within the scope of item 304(a)(1)(v) of Regulation S-K.
On October 1, 2014, the Audit Committee approved the engagement of Baker Tilly as the Company's new independent registered public accounting firm for the fiscal year ending December 31, 2014, effective as of October 1, 2014. In deciding to engage Baker Tilly, the Audit Committee reviewed auditor independence requirements and concluded that Baker Tilly has no commercial relationship with the Company that would impair its independence.
During each of the fiscal years ended December 31, 2012 and 2013, and during the subsequent interim period from the end of the most recently completed fiscal year through October 1, 2014, neither the Company nor anyone acting on behalf of the Company has consulted with Baker Tilly regarding (i) the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Baker Tilly on the Company's consolidated financial statements, and Baker Tilly did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue; or (ii) any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.
On March 13, 2013, the Audit Committee dismissed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm effective as of the date that PwC completed it audit of the Company's consolidated financial statements as of the year ended December 31, 2012, and the issuance of its audit report thereon, which was March 18, 2013.
The reports of PwC on the Company's consolidated financial statements for each of the fiscal years ended December 31, 2011 and 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During each of the fiscal years ended December 31, 2011 and 2012, and during the subsequent interim period through March 15, 2013, there were (i) no disagreements with PwC on any matter of the Company's accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to PwC's satisfaction, would have caused PwC to make reference to the matter in their audit reports and (ii) no "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC with a copy of this disclosure prior to filing our Current Report on Form 8-K dated March 18, 2013 (the "2013 Current Report") concerning such disclosure with the SEC. PwC furnished the Company with a letter addressed to the SEC stating whether or not it agrees with the statements to be made by the Company in the 2013 Current Report. We attached a copy of this letter as Exhibit 16.1 to our 2013 Current Report.
On March 13, 2013, the Audit Committee approved the engagement of ParenteBeard as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013, effective as of the date that PwC completes it audit of the Company's consolidated financial statements as of the year ended December 31, 2012, and the issuance of its audit report thereon, which was March 18, 2013. In deciding to engage ParenteBeard, the Audit Committee reviewed auditor independence and existing commercial relationships with ParenteBeard and concluded that ParenteBeard had no commercial relationship with the Company that would impair its independence.
During each of the fiscal years ended December 31, 2011 and 2012, and during the subsequent interim period through March 15, 2013, neither the Company nor anyone acting on behalf of the Company consulted with ParenteBeard on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Principal Accounting Fees and Services
During fiscal year 2014, the Company retained its independent registered public accountants, Baker Tilly, (and ParenteBeard, its predecessor in interest), to provide services in the following categories and amounts.

Audit Fees
The aggregate fees billed by Baker Tilly, (and ParenteBeard, its predecessor in interest), for professional services rendered for the audit of the Company’s annual consolidated financial statements included in the Company’s Annual Report on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $413,548 for the fiscal year-ended December 31, 2014, and $423,135 for the fiscal year-ended December 31, 2013. These amounts also included the audits of the subsidiary financial statements of the Connecticut Water Company and the Maine Water Company for 2014 and the Connecticut Water Company, the Maine Water Company and the Biddeford and Saco Water Company for 2013 and associated travel related costs and administrative expenses.
Audit Related Fees

	2013	2014
Registration Statements	$—	$—

All Other Fees

	2013	2014
All Other Fees	$—	$—
Tax Fees
In addition to the services and fees stated above, in 2013 and 2014 Baker Tilly, (and ParenteBeard, its predecessor in interest), billed the Company for the following:

	2013	2014
Tax Services Fee(1)	$9,100	$12,600

During 2013 and 2014, the Company prepared the 2012 and 2013 tax returns, respectively, in house and Baker Tilly, (and ParenteBeard, its predecessor in interest), reviewed the returns.

In accordance with its charter, the Audit Committee pre-approved all audit and non-audit fees for 2013 and 2014 as listed above.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL (3)

Other Matters
The Board knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in their discretion on such matters.
Householding of Annual Meeting Materials
Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports, and related notices. This means that only one copy of our Proxy Statement and/or our 2014 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of any of these documents, please contact our Corporate Secretary, Kristen A. Johnson, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-428-3985, ext. 6056. If you want to receive separate copies of the Proxy Statement, and/or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy of any of these documents for all shareholders in your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.
REQUIREMENTS AND DEADLINES FOR PROXY PROPOSALS, NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS
For business to be properly brought before an annual meeting by a shareholder, the business must be an appropriate matter to be voted by the shareholders at an annual meeting and the shareholder must have given proper and timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the Main Offices of the Company, 93 West Main Street, Clinton, CT 06413, no later than the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, which date for purposes of the 2016 Annual Meeting of Shareholders is January 12, 2016. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.
In addition, shareholder proposals intended to be presented at the Annual Meeting of Shareholders in 2016 must be received by the Company no later than December 2, 2014, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2016 Annual Meeting of Shareholders.
Kristen A. Johnson
Vice President, Human Resources
and Corporate Secretary
March 27, 2015
The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files an Annual Report on Form 10-K with the SEC. Additional copies of the 2014 Annual Report on Form 10-K filed by the Company, including the financial statements and schedules, but without exhibits, will be mailed to any shareholder upon written request without charge. The exhibits are obtainable from the Company upon payment of the reasonable cost of copying such exhibits. Shareholders can request this information by phone at 1-800-428-3985, ext. 6056, by email at kjohnson@ctwater.com, or by mail to Kristen A. Johnson, Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413.

DIRECTIONS
Connecticut Water Service, Inc.
Annual Meeting of Shareholders
Held at the Madison Beach Hotel
94 W. Wharf Road, Madison, Connecticut
Meeting at 2:00 P.M. — Doors Open at 1:00 P.M.
IF YOU PLAN TO ATTEND THE MEETING, PLEASE CALL 1-800-428-3985, EXT. 6015, AND
LEAVE YOUR NAME, ADDRESS, AND TELEPHONE NUMBER. ALSO, IF YOU NEED SPECIAL ASSISTANCE AT THE MEETING, PLEASE ALSO STATE SUCH A REQUEST WHEN YOU CALL.
The Madison Beach Hotel's website is
http://www.madisonbeachhotel.com
From New York City, New Haven and West:
Interstate 95 North to Connecticut Exit 61 (CT-79). Right turn at exit ramp onto CT-79 / Durham Road. Travel approximately .9 miles, turn right onto Boston Post Road / Route 1. Go up about half a mile, turn left onto W. Wharf Road. The Madison Beach Hotel is at the end of the road on the right. The hotel offers free valet parking of all vehicles.
From Hartford, Springfield and North:
Interstate 91 South or I-84 West to Hartford. From Hartford, take I-91 South to Route 9. Then Route 9 South to Exit 13 (CT-17S) towards New Haven. Continue straight on CT-17 for 6.8 miles. Make slight left at traffic light onto CT-79, travel for approximately 8 miles. Enter roundabout and take second exit CT-79S. Travel 6.2 miles, make a right onto Boston Post Road / Route 1. Go up about half a mile, turn left onto W. Wharf Road. The Madison Beach Hotel is at the end of the road on the right. The hotel offers free valet parking of all vehicles.
From Boston, Providence and East
Interstate 95 South to Connecticut Exit 61. Left turn at the exit ramp onto CT-79 / Durham Road. Travel approximately 1 mile, turn right onto Boston Post Road / Route 1. Go up about half a mile, turn left onto W. Wharf Road. The Madison Beach Hotel is at the end of the road on the right. The hotel offers free valet parking of all vehicles.
CLINTON, CT 06413-1600
Investor Address Line 1
In
May 10, 2012
2:00 PM EST
The undersigned shareholder of Connecticut Water Service, Inc. hereby appoints Eric W. Thornburg, David C. Benoit, and Kristen A. Johnson, or any one of them, attorneys or proxies for the undersigned, with power of substitution, to act, and to vote, as designated herein, with the same force and effect as the undersigned, all shares of the Company’s Common Stock and Preferred A Stock standing in the name of the undersigned at the Annual Meeting of Shareholders of Connecticut Water Service, Inc. to be held at the Water’s Edge Resort and Spa, 1525 Boston Post Road, Westbrook, Connecticut, May 10, 2012, 2:00 PM, and at any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued an

d to be signed on reverse side

0000131960_2 R1.0.0.11699

ConnecticutWater

C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M82990-P61521

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONNECTICUT WATER SERVICE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Class III Director Nominees:

01) Lisa J. Thibdaue
02) Carol P. Wallace
03) Bradford A. Hunter

Class II Director Nominee:

04) Ellen C. Wolf

The Board of Directors recommends you vote FOR Proposals 2 and 3.

NOTE: If no choice is indicated, this proxy shall be deemed to grant authority to vote **FOR** the election of directors and to vote **FOR** Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date